As Filed with the Securities and Exchange Commission on July 23, 1999
                                                 Registration No. 333-81257
===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                 AMENDMENT NO. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ---------------------

                          INTERNATIONAL GAME TECHNOLOGY
             (Exact name of registrant as specified in its charter)
                              ---------------------

        Nevada                      3990                88-0173041
    (State or other          (Primary Standard       (I.R.S. Employer
    jurisdiction of              Industrial       Identification Number)
   incorporation or         Classification Code
     organization)                Number)
                             ---------------------

                              9295 Prototype Drive
                               Reno, Nevada 89511
                                 (775) 448-7777

         (Address, including zip code, and telephone number, including area code,
                  of registrant's principal executive offices)
                              ---------------------

        Brian McKay                                copy to:
   Senior Vice President                     J. Jay Herron, Esq.
    and General Counsel                     Stephanie I. Splane,
    International Game                               Esq.
        Technology                          O'Melveny & Myers LLP
   9295 Prototype Drive                      275 Battery Street,
    Reno, Nevada 89511                            26th Floor
      (775) 448-7777                             San Francisco,
                                               California 94111
                                                (415) 984-8900

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              ---------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If the Securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ?

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ?

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

===================================================================

         SUBJECT TO COMPLETION, DATED _____________, 1999
PROSPECTUS

[LOGO]

                   International Game Technology
                         Offer to Exchange
           All Outstanding 7.875% Senior Notes due 2004
             For 7.875% Senior Exchange Notes due 2004
                                and
           All Outstanding 8.375% Senior Notes due 2009
             For 8.375% Senior Exchange Notes due 2009
                         ----------------

We are  offering to  exchange  all validly  tendered  and not validly  withdrawn
Outstanding Notes for an equal amount of Exchange Notes that are registered under the Securities Act of 1933.

The terms of the Exchange Notes we will issue in exchange for the Outstanding Notes are substantially identical to those of the Outstanding Notes, except that certain transfer restrictions and registration rights relating to the Outstanding Notes will not apply to the Exchange Notes.

Our Exchange Offers will expire at 5:00 p.m., New York City time, on ________, 1999, unless extended.

You may withdraw Outstanding Notes tendered for exchange at any time prior to the expiration of the Exchange Offers.

We will not receive any proceeds from the Exchange Offers.

   Before participating in the Exchange Offers, please refer to the section in this prospectus entitled "Risk Factors" beginning on page 13.
                         ----------------

   Neither the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, nor any other gaming regulatory authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of the notes offered hereby. Any representation to the contrary is unlawful.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ----------------

         The date of this prospectus is ______________, 1999.
                         ----------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                         TABLE OF CONTENTS



                                                        Page
       Forward-looking Statements                        ii
       Certain Definitions                               ii
       Summary                                            1
       Risk Factors                                      13
       The Exchange Offers                               18
       Use of Proceeds                                   26
       Capitalization                                    27
       Selected Consolidated Financial Information       28
       Business                                          30
       Regulation and Licensing                          38
       Description of Exchange Notes                     40
       Exchange Offers; Registration Rights              65
       Certain United States Federal Tax Consequences    67
       Plan of Distribution                              70
       Where You Can Find More Information               70
       Documents Incorporated By Reference               71
       Legal Matters                                     71
       Experts                                           71

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes and incorporates by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

   These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in sections entitled "Summary," "Risk Factors," "Business" and other sections of this prospectus and in the documents incorporated by reference in this prospectus.

   Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: a decline in demand for IGT's gaming products or reduction in the growth rate of new and existing markets; delays of scheduled openings of newly constructed or planned casinos; the effect of changes in economic conditions; a decline in public acceptance of gaming; unfavorable public referendums or anti-gaming legislation; unfavorable legislation affecting or directed at manufacturers or operators of gaming products and systems; delays in approvals from regulatory agencies; political and economic instability in developing international markets for IGT's products; a decline in the demand for replacement machines; a decrease in the desire of established casinos to upgrade machines in response to added competition from newly constructed casinos; a decline in the appeal of IGT's gaming products or an increase in the popularity of existing or new games of competitors; the loss of a significant distributor; changes in interest rates causing a reduction of investment income or in market interest rate sensitive investments; loss or retirement of our key executives; approval of pending patent applications of parties unrelated to IGT that restrict the ability of IGT to compete effectively with products that are the subject of such pending patents or infringement upon existing patents; the effect of regulatory and governmental actions; unfavorable determination of suitability by gaming regulatory authorities with respect to our officers, directors or key employees; the limitation, conditioning, suspension or revocation of any of our gaming licenses; fluctuations in foreign exchange rates, tariffs and other barriers; adverse changes in the credit worthiness of parties with whom IGT has forward currency exchange contracts; the loss of sublessors of the leased properties no longer used by IGT; IGT's inability to successfully remedy the Year 2000 readiness issue; and, with respect to legal actions pending against IGT, the discovery of facts not presently known to IGT or determinations by judges, juries or other finders of fact which do not accord with IGT's evaluation of the possible liability or outcome of existing litigation.

   We do not undertake to update our forward-looking statements to reflect future events or circumstances.
                                ----------------

                               CERTAIN DEFINITIONS

   In this prospectus, "IGT," "we," "us," and "our" refer to International Game Technology and its wholly-owned subsidiaries and their subsidiaries; "IGT-Australia" refers to I.G.T. (Australia) Pty. Limited; "IGT-Japan" refers to IGT Japan K.K.; and "IGT-UK" refers to IGT-UK Limited. The references in this prospectus to "fiscal" and "fiscal year" for IGT refer to the fiscal year ended September 30.

   The following trademarks are owned by us and are registered with the U.S. Patent and Trademark Office: International Game Technology; IGT; the IGT logo with spade design; Double Diamond; Megabucks; Player's Edge-Plus; and Red, White & Blue. IGT also owns the trademark rights to the following: Game King; iGame with Design (interactive gaming); IGS; IGT Gaming System; MegaJackpots; Nickels Deluxe; Slot Line; S-Plus Limited Series; Super Megabucks; Totem Pole; Vision Series; and Vision Slot. Wheel of Fortune is a registered trademark of Califon Productions, Inc. Jeopardy! is a registered trademark of Jeopardy Productions, Inc. Five-Deck Frenzy is a trademark of Shuffle Master. Elvis is a registered trademark of Elvis Presley Enterprises.

                                     SUMMARY

   This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and the related notes to those statements.

                                   The Company

   IGT is one of the largest manufacturers of computerized casino gaming products and operators of proprietary gaming systems in the world and was the first to develop computerized video gaming machines. IGT was founded in 1980 and principally has served the casino gaming industry in the United States. In 1986, IGT began expanding its business internationally and currently manufactures its gaming products in Australia, Japan and the United Kingdom in addition to the United States. IGT also maintains sales offices in legalized gaming jurisdictions globally, including Argentina, Brazil, New Zealand, Peru, South Africa and The Netherlands. IGT is currently licensed to provide gaming products in every significant legalized gaming jurisdiction in the world. International jurisdictions accounted for 23% of our total revenue in the fiscal year ended September 30, 1998 and 31% for the six months ended April 3, 1999.

   IGT operates principally in two lines of business: (1) the development, manufacturing, marketing and distribution of gaming products, what we refer to as "Gaming Product Sales" and (2) the development, marketing and operation of wide-area progressive systems, what we refer to as "Gaming Operations."

   Gaming Product Sales. IGT manufactures a broad range of microprocessor-based gaming machines, consisting of traditional spinning reel slot machines, video gaming machines and government-sponsored and other video gaming devices. We offer products with such brand names as Double Diamond; Red, White and Blue; Five Times Pay; Bonus Poker and Deuces Wild. We typically sell our machines directly to casino operators, but may in certain circumstances finance the sale or lease of equipment to the operator. In the North American gaming market, IGT holds an estimated 64% share of the installed base of gaming machines and an estimated 76% share of the installed base of casino gaming machines. We believe our market share is the result of our research and development in video and slot technology, the efforts of our experienced sales force and our focus on customer service and reliability.

   In addition to gaming machines, IGT develops and sells computerized casino management systems which provide casino operators with slot and table game accounting, player tracking and specialized bonusing capabilities. We also develop and sell specialized video lottery terminals for lotteries and other applications and computerized linked proprietary systems to allow the lottery authorities to monitor video lottery terminals. We derive revenue related to the operation of these systems and collect license and franchise fees for the use of the systems. In fiscal 1998, gaming product sales produced $477.0 million of revenue and $82.4 million of EBITDA. For the six months ended April 3, 1999, gaming product sales produced $276.2 million of revenue and $31.1 million of EBITDA.

   Gaming Operations. Approximately 3% of the installed base of gaming machines are revenue sharing machines, which include wide-area progressive systems and stand-alone machines in which the manufacturer participates in the revenue from the machine on a percentage or fee basis. Wide-area progressive systems are electronically-linked, inter-casino systems that link gaming machines to a central computer, allowing the system to build a "progressive" jackpot with every wager made throughout the system until a player hits a winning combination. In the North American market, IGT estimates it holds more than an 80% share of the installed base of revenue sharing machines.

   We have developed and operated wide-area progressive systems for over 10 years. As of September 30, 1998, IGT operated 92 such systems in 14 jurisdictions under such brand names as Jeopardy!, Megabucks, Quartermania and Wheel of Fortune. IGT operates some of these systems under joint marketing alliances with Anchor Gaming ("Anchor") and Shuffle Master Gaming. The purpose of these strategic alliances is to combine the game development efforts of other companies with IGT's wide-area progressive system expertise. Wide-area progressive systems are designed to increase gaming machine play for participating casinos by giving players the opportunity to win larger or more frequent jackpots than on machines not linked to progressive systems. Win (net earnings to the operator) per machine on machines linked to progressive systems are generally higher than on stand-alone machines.

In fiscal 1998, gaming operations produced $347.1 million of revenue and $181.8 million of EBITDA. For the six months ended April 3, 1999, gaming operations produced $166.4 million of revenue and $95.2 million of EBITDA.

   Strategy. IGT's engineering and game design staff continually work to provide innovations in slot and video technology. IGT spent approximately $38.1 million for research and development in fiscal 1998. Innovations from research and development increase our gaming machines' earning potential and entertainment value by: improving the ease and speed of play, using local game preferences, enhancing entertainment via larger jackpots, sound, bonus features and overall aesthetics and decreasing down time through improved reliability. Historically, the introduction of innovative products coupled with the addition of new casinos have fueled the replacement market by encouraging existing casinos to upgrade to new slot products in order to remain competitive.

   In addition to replacement demand, we believe that material machine orders will come from new casino openings and casino expansions. We have already shipped products to Mandalay Bay and The Venetian, two mega-resorts that have recently opened in Las Vegas and have commitments for product purchases from The Resort at Summerlin. In addition, another mega-resort, Paris Resort, is scheduled to open in Las Vegas in 1999, three casinos are planned for development in Atlantic City in 2002 and beyond and three casinos are planned for development or are under construction in Detroit.

   To capitalize on these and other future opportunities, management is committed to:

   o innovative  new  product   development  like  our  Game  King,
     iGame-Plus, Vision Series and S-Plus Limited lines;

   o development and rollout of new wide-area progressive systems like Jeopardy!, Wheel of Fortune, Elvis and Party Time;

   o continued focus on customer service and reliability through our more than 400 trained sales and service personnel; and

   o increased focus on opportunities to roll out IGT products and systems into new markets including international jurisdictions.

                          Address and Telephone Number

   Our principal executive offices are located at 9295 Prototype Drive, Reno, Nevada 89511; our telephone number is (775) 448-7777.

                               Recent Developments

Acquisition of Sodak Gaming, Inc.

   On March 10, 1999, IGT and Sodak Gaming, Inc. ("Sodak") announced the signing of a merger agreement by which IGT will acquire Sodak for approximately $228 million plus fees and expenses. Upon the closing of the merger each Sodak shareholder will receive $10.00 in cash for each share of Sodak common stock. After the merger closes, which we expect to occur in the second half of 1999, Sodak will be a wholly-owned subsidiary of IGT.

   Sodak distributes and finances gaming products, mainly IGT products, and provides wide-area progressive systems primarily to Native American casinos. Sodak also provides financing for gaming ventures on Native American lands, operates a riverboat casino entertainment facility in Marquette, Iowa and holds a 50% interest in a joint venture with Hollywood Casino Corporation to develop a riverboat casino entertainment complex in Shreveport, Louisiana.

   Sodak has been IGT's exclusive distributor of gaming products to Native American casinos since 1989. During fiscal 1998, Sodak was the largest purchaser of IGT's products, accounting for approximately 8% of total product sales.

Sodak also has an exclusive agreement with IGT to provide and market wide-area progressive systems to Native American casinos.

   In  addition  to  customary  and  certain  other  closing   conditions,   the
acquisition of Sodak is contingent on the following:

   (1)the receipt by IGT and Sodak of all government approvals (including those of gaming authorities) required in connection with the merger;

   (2)the disposition of Sodak's Miss Marquette riverboat casino entertainment complex in accordance with the terms of the merger agreement;

   (3)the disposition of Sodak's 50% interest in the joint venture with Hollywood Casino Corporation in accordance with the terms of the merger agreement; and

   (4)the president and certain other employees having continued in the employ of Sodak and being employed by Sodak at the effective time of the merger.

   On March 31, 1999, Sodak and a subsidiary of Hollywood Casino Corporation entered into an agreement pursuant to which such subsidiary would purchase Sodak Louisiana, LLC, the wholly-owned subsidiary of Sodak which owns the 50% joint venture interest in the Shreveport project. Sodak will receive $2.5 million for Sodak Louisiana, which is equal to the capital contribution made by Sodak Louisiana to the Shreveport project. The agreement has been approved by the Louisiana Gaming Control Board and the transfer of Sodak's interest to the subsidiary of Hollywood Casino Corporation was finalized on April 23, 1999.

   For the twelve months ended December 31, 1998, Sodak generated approximately $133 million of revenue and $23 million of EBITDA. After giving effect to the merger, for the twelve months ended January 2, 1999, IGT would have had pro forma revenue of approximately $966 million and pro forma EBITDA of approximately $296 million. Pro forma revenue and EBITDA include adjustments for the effects of sales of IGT products to Sodak.

   Sodak's shares trade on the Nasdaq National Market under the symbol "SODK," and it files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information filed by Sodak at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York.

Legislation

   On March 22, 1999, legislation was introduced in the Nevada legislature proposing additional regulations for gaming manufacturers who provide products to casino customers through revenue sharing arrangements and wide-area progressive systems. On April 9, 1999, the Judiciary Committee of the Nevada Assembly approved a compromise version of the bill as agreed upon by the proponents and opponents of the bill originally introduced. The revised bill requires gaming manufacturers to pay their "full proportionate share" of: (a) the Nevada gaming revenue tax; (b) the $80 annual per gaming machine tax; and
(c) the $250 annual tax paid on slot machines by certain Nevada casinos. The bill also imposes additional regulatory requirements on gaming manufacturers. The revised bill was passed by the Assembly on April 17, 1999 and passed by the Senate on May 11, 1999. The bill was approved by the Governor and became effective on May 21, 1999.

   IGT does not believe this legislation will have a material adverse effect on its results of operations. This legislation was introduced on behalf of some of our customers, and IGT is working with its customers in an effort to address their concerns. We cannot predict the outcome of any such efforts or the financial impact these efforts may have on us.

Investment in Access Systems Pty. Ltd.

     In January 1999, IGT and Access Systems Pty. Ltd. of Sydney, Australia ("Access") signed an agreement to develop a global Internet gaming software alliance. In June 1999, IGT purchased a 35% interest in Access and agreed to assist in the marketing of Access' ACES Internet gaming system to major operators in regulated and legalized Internet gaming markets. Access' ACES software technology provides gaming operators with a secure, scaleable and robust high volume transaction-processing platform. The ACES system supports a broad range of games including lotto, bingo, keno, slots, blackjack and roulette and also allows Access' customers or other game developers to develop new games for the ACES system independent of Access. The Austrian Lotteries and Lasseters Casino are current Access customers.

                   SUMMARY OF THE EXCHANGE OFFERS

   The following is a summary of the principal terms of the Exchange Offers. A more detailed description is contained in this prospectus under the caption "The Exchange Offers." The term "Senior Exchange Notes due 2004" refers to the 7.875% Senior Exchange Notes due 2004 being offered in our Exchange Offer. The term "Outstanding Senior Notes due 2004" refers to IGT's currently outstanding 7.875% Senior Notes due 2004 that IGT is exchanging for its Senior Exchange Notes due 2004. The term "Senior Exchange Notes due 2009" refers to the 8.375% Senior Notes due 2009 being offered in our Exchange Offer. The term "Outstanding Senior Notes due 2009" refers to IGT's currently outstanding 8.375% Senior Notes due 2009 that IGT is exchanging for Senior Exchange Notes due 2009. The term "Outstanding Notes" refers to the Outstanding Senior Notes due 2004 and the Outstanding Senior Notes due 2009, collectively. The term "Exchange Notes" refers to the Senior Exchange Notes due 2004 and the Senior Exchange Notes due 2009, collectively. The term "Indenture" refers to the indenture that applies to both the Outstanding Notes and the Exchange Notes.

The Exchange Offers  IGT is  offering to  exchange  $1,000  principal amount of our Senior Exchange Notes due 2004, which have been registered under the Securities Act, for each $1,000 principal amount of our unregistered Outstanding Senior Notes due 2004. IGT is also offering to exchange $1,000 principal amount of its Senior Exchange Notes due 2009, which have been registered under the Securities Act, for each $1,000 principal amount of its unregistered Outstanding Senior Notes due 2009. IGT issued the Outstanding Notes on May 19, 1999 in a private offering.

                     In order for your Outstanding Notes to be exchanged, you must properly tender them before the expiration of the Exchange Offers. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. IGT will issue the Exchange Notes on or promptly after the expiration of the Exchange Offers.

                     Outstanding  Notes may be tendered for exchange in whole or in part in integral multiples of $1,000 principal amount.
Registration Rights
Agreement            IGT sold the  Outstanding  Notes on May 19, 1999
                     to a group of initial  purchasers which included
                     Salomon  Smith  Barney,   BNY  Capital  Markets,
                     Inc., Goldman,  Sachs & Co., Lehman Brothers and
                     Merrill  Lynch & Co.  Simultaneously  with  that
                     sale,   IGT   signed   a   registration   rights
                     agreement relating to the Outstanding Notes with these initial purchasers which requires
                     IGT to conduct the Exchange Offers.

                     You have the right under the registration rights agreement to exchange your Outstanding Notes for Exchange Notes with substantially identical terms. The Exchange Offers are intended to satisfy these rights. After the Exchange Offers are complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

                     For  a  description   of  the   procedures   for
                     tendering  Outstanding  Notes, see "The Exchange
                     Offers--Procedures   for  Tendering   Outstanding
                     Notes."
Consequences of
Failure to Exchange
Your Outstanding     If you do not exchange  your  Outstanding  Notes
Notes                for Exchange Notes in the Exchange  Offers,  you
                     will still have the restrictions on transfer provided in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered or exempt from registration under the Securities
                     Act, or in a transaction not subject to the Securities Act and applicable state securities laws. IGT does not plan to register the Outstanding Notes under the Securities Act.

Expiration Date      The  Exchange  Offers  will expire at 5:00 p.m.,
                     New York City  time,  on  ________,  1999.  This
                     will be the Expiration  Date unless  extended by
                     IGT.  If  IGT  does   extend  the  offers,   the
                     Expiration  Date  will be the  latest  date  and
                     time to which  an  Exchange  Offer is  extended.
                     See  "The   Exchange   Offers--Expiration   Date;
                     Extensions; Amendments."

Conditions to the
Exchange Offers      The  Exchange  Offers are subject to  conditions
                     which  IGT may  waive  at its  sole  discretion.
                     The  Exchange  Offers are not  conditioned  upon
                     any  minimum  principal  amount  of  Outstanding
                     Notes  being  tendered  for  exchange.  See "The
                     Exchange   Offers--Conditions   to  the  Exchange
                     Offers."

                     IGT reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time:
                     o  to   delay   the    acceptance    of   the
                        Outstanding Notes;

                     o  to  terminate   either  or  both  Exchange
                        Offers if specified conditions have not been satisfied;

                     o to extend the Expiration Date of either or both Exchange Offers and retain all tendered Outstanding Notes subject, however, to the right of tendering holders to withdraw their tender of Outstanding Notes; and

                     o to waive any condition or otherwise amend the terms of the Exchange Offer in any respect.

                     See  "The   Exchange   Offers--Expiration   Date;
                     Extensions; Amendments."

Procedures for
Tendering            If you wish to  tender  your  Outstanding  Notes
Outstanding Notes    for exchange, you must

                     o complete and sign a Letter of Transmittal according to the instructions contained in the Letter of Transmittal; and

                     o  forward  the  Letter  of   Transmittal  by
                        mail, facsimile transmission or hand delivery, together with any other required documents, to the relevant Exchange Agent, either with the Outstanding Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such Outstanding Notes.

                     Specified   brokers,   dealers,   commercial  banks,  trust
                     companies and other nominees may also effect tenders by book-entry transfer.

                     Please do not send your Letter of Transmittal or certificates representing your Outstanding Notes to us. Those documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offers--Exchange Agent."

Special Procedures
for Beneficial       If your Outstanding  Notes are registered in the
Owners               name  of  a  broker,  dealer,  commercial  bank,
                     trust  company or other  nominee,  IGT urges you
                     to contact  such person  promptly if you wish to
                     tender   your   Outstanding   Notes.   See  "The
                     Exchange    Offers--Procedures    for   Tendering
                     Outstanding Notes."

Withdrawal           Rights..  You may withdraw  the tender of your  Outstanding
                     Notes at any time before the  Expiration  Date. To do this, you should deliver a written  notice of your  withdrawal to the Exchange Agent  according to the withdrawal  procedures
                     described     under    the    heading     "The     Exchange
                     Offers--Withdrawal Rights."

Resales of Exchange  IGT believes  that you will be able to offer for
Notes                resale,   resell  or   otherwise   transfer  the
                     Exchange Notes issued in the Exchange Offers without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                     o you are acquiring the Exchange Notes in the ordinary course of your business;

                     o you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes; and

                     o  you are not an affiliate of  International
                        Game Technology.

                     IGT's belief is based on interpretations by the staff of the SEC, as shown in no-action letters issued to third parties unrelated to IGT. The staff of the SEC has not considered the Exchange Offers in the context of a no-action letter, and IGT cannot assure you that the staff of the SEC would make a similar determination with respect to these Exchange Offers. If IGT's belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. IGT does not and will not assume, or indemnify you against, such liability. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of Exchange Notes. See "Plan of Distribution."

Exchange Agent       The exchange  agent for the  Exchange  Offers is
                     The Bank of New York. The address, telephone and facsimile number of the exchange agent are shown in "The Exchange Offers--Exchange Agent" section of this prospectus and in the Letter of Transmittal.

Use of Proceeds      IGT will not receive any cash  proceeds from the
                     issuance of the Exchange  Notes offered  hereby.
                     See "Use of Proceeds."

Certain Federal
Income Tax           Your  acceptance  of an  Exchange  Offer and the
Consequences         related exchange of your  Outstanding  Notes for
                     Exchange  Notes will not be a taxable  exchange  for United
                     States  federal   income  tax  purposes.   You  should  not
                     recognize any taxable gain or loss or any interest income as a result of the exchange.

      See "The Exchange Offers" for more detailed information concerning the Exchange Offers.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer               International Game Technology.

Notes Offered        $400,000,000   aggregate   principal  amount  of
                     7.875%  Senior  Exchange  Notes  due 2004 and  $600,000,000
                     aggregate principal amount of 8.375% Senior Exchange Notes due 2009.

Maturity Date        Senior Exchange Notes due 2004: May 15, 2004.
                     Senior Exchange Notes due 2009: May 15, 2009.

Interest Payment     May 15 and November 15 of each year,  commencing
Dates                November 15, 1999.

Sinking Fund         None.

Redemption           We  may  redeem   some  or  all  of  the  Senior
                     Exchange  Notes  due 2004 at any time at  prices
                     equal  to the  greater  of  (1)  100%  of  their
                     principal  amount or (2) the sum of the  present
                     value of 100% of the  principal  amount plus all
                     required  interest  payments  due on such  notes
                     (excluding    accrued   but   unpaid   interest)
                     discounted  to  the   redemption   date  at  the
                     treasury  yield  plus 37.5  basis  points,  plus
                     accrued  interest on the principal  amount being
                     redeemed   to  the  date  of   redemption.   See
                     "Description   of  Exchange   Notes --  Optional
                     Redemption."

                     We may redeem some or all of the Senior Exchange Notes due 2009 at any time at prices equal to the greater of (1) 100% of their principal amount or (2) the sum of the present value of 100% of the principal amount plus all required interest payments due on such notes (excluding accrued but unpaid interest) discounted to the redemption date at the treasury yield plus 50.0 basis points, plus accrued interest on the principal amount being redeemed to the date of redemption. See "Description of Exchange Notes -- Optional Redemption."

Change of Control    Upon a change of control,  as defined  under the
                     Indenture,  you will have the  right to  require
                     us  to  repurchase  all  or a  portion  of  your
                     Exchange  Notes at a price  equal to 101% of the
                     principal   amount,   plus  accrued  and  unpaid
                     interest,  if any,  to the  date of  repurchase.
                     See "Description of Exchange Notes-- Repurchase at the Option of Holders Upon a Change of Control."

Ranking The Exchange Notes are senior unsecured obligations of IGT, rank equally in right of payment with any existing and future senior indebtedness of IGT and rank senior in right of payment to all future subordinated indebtedness of IGT. As of April 3, 1999, after giving effect to the offering of the Outstanding Notes, the application of the proceeds thereof and the Exchange Offers, IGT would have had, on a consolidated basis, approximately $1 billion of senior indebtedness outstanding.

                     All existing and future indebtedness and other liabilities of IGT's subsidiaries, except for any subsidiaries that become guarantors of the Exchange Notes in the future, including the claims of trade creditors and claims of preferred stockholders, if any, of such subsidiaries, are effectively senior to the Exchange Notes. See "Description of Exchange Notes-- Certain Covenants -- Future Subsidiary Guarantors." As of April 3, 1999, after giving effect to the offering of the Outstanding Notes, the application of the proceeds thereof and the Exchange Offers, the total balance sheet liabilities of IGT's subsidiaries were approximately $643 million of which approximately $528 million were jackpot liabilities offset on a dollar-for-dollar basis by U.S. Treasury securities and cash. The

                     Exchange   Notes   also   will  be   effectively
                     subordinated  to any secured  debt of IGT to the
                     extent of the value of the assets  securing such
                     debt.
Future Subsidiary
Guarantees           The Exchange  Notes will not be guaranteed  when
                     issued.  Subject to limited  exceptions,  if any
                     of our  domestic  subsidiaries  have $10 million
                     or  more of  indebtedness  (other  than  capital
                     leases,    purchase   money    obligations   and
                     intercompany  indebtedness)  or preferred  stock
                     outstanding   in  the   future,   they  will  be
                     required to guarantee  the Exchange  Notes.  Any
                     subsidiary  guarantees  will be  released if the
                     Exchange  Notes  achieve  an  investment   grade
                     rating.  See  "Description  of Exchange  Notes--
                     Certain    Covenants   --   Future    Subsidiary
                     Guarantors."

Certain Covenants    The   Indenture   limits  our  ability  and  the
                     ability of our subsidiaries to, among other things:
                         o  incur additional indebtedness;
                         o  create liens;
                         o  enter into certain sale and leaseback transactions;
                         o  merge or  consolidate  with another  company; and
                         o transfer or sell substantially all of our assets.

                     All of these limitations are subject to a number of important qualifications, including the suspension of the covenants relating to the incurrence of indebtedness and future subsidiary guarantees if the Exchange Notes achieve an investment grade rating and the inapplicability of each of the lien covenant and future subsidiary guarantee covenant to our subsidiary that holds our domestic gaming licenses until the earlier of such time as (1) prior approval of such covenants is received in Nevada or (2) a registered public offering of the Exchange Notes is made pursuant to a Nevada regulatory shelf approval that includes a prior approval of such covenants. See "Regulation and Licensing" and "Description of Exchange Notes -- Certain Covenants."

                                  Risk Factors

   See "Risk Factors" beginning on page 13 for a discussion of certain factors that you should carefully consider before exchanging any Outstanding Notes for Exchange Notes.

                             Summary Financial Data

   The following table presents financial information with respect to IGT's operations and financial position. The following information should be read in conjunction with "Selected Consolidated Financial Information" and IGT's consolidated financial statements and accompanying notes incorporated by reference in this prospectus.


                                                            Fiscal years ended
                                  Six months ended             September 30,
                                  April 3, March 31,
                                   1999      1998        1998      1997      1996
                                 -------   --------     -------   -------   -------
                                     (dollars in thousands, except ratios)
Summary Income Statement Data:
 Revenues
  Gaming product sales........   $276,220  $ 187,016   $ 477,024  $461,150  $ 481,652
  Gaming operations...........    166,357    160,087     347,099   282,820    251,800
                                  -------   --------    --------   -------   --------
       Total revenue..........   $442,577  $ 347,103   $ 824,123  $743,970  $ 733,452
                                 ========  =========   =========  ========  =========
Income from operations........   $ 98,823  $  96,017   $ 218,877  $191,437  $ 169,833
Other income, net.............      3,842      4,233      15,655    21,188     14,570
                                    -----     ------     -------    ------    -------
Income Before Income Taxes....   $102,655  $ 100,250   $ 234,532  $212,625  $ 184,403
                                 ========  =========   =========  ========  =========
Net Income....................   $ 68,272  $  65,163   $ 152,446  $137,247  $ 118,017
                                 ========  =========   =========  ========  =========

Other Financial Data:
  EBITDA(1)...................   $122,145  $ 113,440   $ 260,345  $226,461  $ 200,335
  Net    cash    provided    by  $100,716  $  69,721   $ 107,126  $118,082  $  55,261
operating activities..........
  Net  cash  provided  by (used  $  4,782  $(221,231)  $(240,061) $(56,572) $(159,800)
   in) investing activities....
  Net  cash  provided  by  (used $(84,054) $ 193,209   $ 164,047  $(79,202) $  32,376
   in)financing activities.....
  Ratio of EBITDA  to  interest     10.5x      20.4x       16.8x     23.4x      19.3x
   expense(1)(2)...............
  Ratio  of   total   long-term        --         --        1.2x      0.6x       0.5x
   debt to EBITDA(1)...........
  Ratio  of  earnings  to fixed      9.4x      14.1x       13.8x     19.3x      15.5x
   charges(3)..................
  Pro forma  ratio of  earnings      2.8x         --        2.8x        --         --
   to fixed charges(4).........
  Diluted earnings per share..   $   0.64  $    0.56  $     1.33  $   1.13  $    0.93



                                                    As of April 3,
                                                        1999
Summary Balance Sheet Data:
Working capital..................................    $  450,421
Total assets.....................................     1,532,941
Long-term   notes   payable   and   capital   lease     377,985
obligations, net of current maturities...........
Stockholders' equity.............................       469,151



 (Footnotes on following page)




------------

(1)EBITDA consists of income from operations excluding depreciation and amortization as reflected on IGT's Consolidated Statements of Cash Flows. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, income from operations, net income, cash flows provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles that are included or incorporated by reference in this prospectus. EBITDA is defined differently for purposes of the Indenture and may not be comparable to similarly titled measures reported by other companies. See "Description of Exchange Notes."

(2)Interest expense includes capitalized interest and excludes interest expense related to jackpot liabilities.

(3)For the purpose of computing this ratio, earnings represent net income before taxes on income and fixed charges (such fixed charges have been adjusted to exclude capitalized interest), and equity in undistributed earnings of 50% owned equity investments. Fixed charges represent interest expense, excluding the portion related to jackpot liabilities and including capitalized interest, one-third of total rental expense and amortization of loan expense related to long-term debt.

(4)For the purpose of computing the pro forma ratio of earnings to fixed charges, the actual ratio of earnings to fixed charges computed in accordance with footnote 3 above has been adjusted to reflect the pro forma effect, as of October 1, 1997 for fiscal 1998, and as of October 1, 1998 for the six-month period ended April 3, 1999, on fixed charges resulting from the issuance of the notes and the application of the proceeds thereof. The foregoing is not pro forma for the acquisition of Sodak. See "Use of Proceeds."

                                  RISK FACTORS

   You should carefully read this entire prospectus and the documents incorporated by reference in this prospectus before participating in the Exchange Offers. Among the factors that may adversely affect an investment in the notes are the following:

There are consequences associated with failing to exchange the Outstanding Notes for the Exchange Notes.

  If you do not exchange your Outstanding Notes for Exchange Notes in the Exchange Offers, you will still have the restrictions on transfer provided in the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. IGT does not plan to register the Outstanding Notes under the Securities Act.

Leverage may impair our financial condition and we may incur significant additional indebtedness.

   After the issuance of the Outstanding Notes, we have a significant amount of indebtedness. As of April 3, 1999, after giving effect to the offering of the Outstanding Notes, the application of the proceeds thereof and the Exchange Offers, our total consolidated indebtedness would have been approximately $1 billion. See "Capitalization."

   Our significant indebtedness could have important consequences for the holders of the Exchange Notes, including:

   o increasing our vulnerability to general adverse economic and industry conditions;

   o limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

   o requiring a substantial portion of our cash flow from operations for the payment of interest on our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

   o limiting our flexibility in planning for, or reacting to, changes in our business and the industry; and

   o disadvantaging   us   compared   to   competitors   with  less
     indebtedness.

   Our ability to meet our debt service obligations on the Exchange Notes and our other indebtedness will depend on our future performance. In addition, our bank revolving line of credit requires us to maintain specified financial ratio tests. Our ability to maintain such ratio tests will also depend on our future performance. Our future performance will be subject to general economic conditions and to financial, business, regulatory and other factors affecting our operations, many of which are beyond our control. If we were unable to maintain the financial ratio tests under the bank revolving line of credit, the lenders could terminate their commitments and declare all amounts borrowed, together with accrued interest and fees, to be immediately due and payable. If this happened, other indebtedness that contains cross-default or cross-acceleration provisions, including the Exchange Notes, may also be accelerated and become due and payable. If any of these events should occur, we may not be able to pay such amounts and the Exchange Notes.

   Subject to conditions in our bank credit facilities and the Indenture, we may incur significant additional indebtedness. The Indenture does not limit the manner in which we may use any such additional indebtedness. Accordingly, IGT is permitted to use any such additional indebtedness for, among other things, acquisitions, share repurchases or dividends.

The notes are junior to all liabilities of our subsidiaries.

   We are a holding company. Our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the Exchange Notes, substantially depends upon our subsidiaries' cash flow and payments of funds to us by our subsidiaries. Our subsidiaries are not obligated to make funds available to us for payment on the Exchange Notes or otherwise. Our subsidiaries' ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. The Exchange Notes will effectively rank junior to all existing and future liabilities, including trade payables, of our subsidiaries that are not guarantors of the Exchange Notes. On the date the Outstanding Notes are exchanged for the Exchange Notes, there will be no subsidiaries that guarantee the Exchange Notes, and there may be none in the future. The existing credit facilities of IGT currently would not permit any subsidiary to guarantee the Exchange Notes. See "Description of Notes -- Certain Covenants -- Future Subsidiary Guarantors." In the event of a bankruptcy, liquidation or dissolution of a subsidiary that is not a guarantor of the Exchange Notes, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the Exchange Notes. As of April 3, 1999, after giving effect to the offering of the Outstanding Notes, the application of the proceeds thereof and the Exchange Offers, the total balance sheet liabilities of IGT's subsidiaries were approximately $643 million of which approximately $528 million were jackpot liabilities offset on a dollar-for-dollar basis by U.S. Treasury securities and cash.

The gaming industry is highly regulated and such regulations may have an impact on IGT and the holders of the notes.

   We are subject to extensive gaming regulations and changes in these regulations or findings of non-compliance could adversely effect our operations.

   The manufacture, sale and distribution of gaming devices and operation of gaming systems are subject to extensive state laws, regulations of the Nevada Gaming Commission (the "Nevada Commission") and Nevada State Gaming Control Board (the "Nevada Control Board") and various other gaming authorities as well as numerous county and municipal ordinances. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but primarily concern the responsibility, financial stability and character of gaming equipment manufacturers, distributors and operators, as well as persons financially interested or involved in gaming operations. Changes in such laws, regulations and procedures could have an adverse effect on our operations. For example, legislation recently passed by the Nevada State legislature and approved by the Governor will, among other things, impose additional regulatory requirements on IGT and require IGT to pay additional gaming taxes. Gaming manufacturers are currently subject to significant state and local taxation. Increases in applicable taxes in any jurisdiction in which we operate could have an adverse effect on us. See "Summary -- Recent Developments -- Legislation."

   We and our licensed gaming subsidiaries are required to submit detailed financial and operating reports to the various gaming authorities. If it were determined that gaming laws were violated by a licensee, the gaming licenses it holds could be limited, conditioned, suspended or revoked. In addition to the licensee, IGT and the persons involved could be subject to substantial fines for each separate violation of the gaming laws at the discretion of each gaming authority. The limitation, conditioning, suspension or revocation of any gaming license could materially and adversely affect our operations and future performance.

   We may require you to dispose of your Exchange Notes or redeem your Exchange Notes if required by applicable gaming regulations.

   Certain gaming authorities have the power to investigate any debt security holder of IGT. These gaming authorities may, in their discretion, require the holder of any debt security of IGT to file applications, be investigated and be found suitable to own the debt security of IGT. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its Exchange Notes or to redeem its Exchange Notes in order to comply with gaming laws to which we are subject. See "Regulation and Licensing" and

"Description  of  Exchange  Notes --  Mandatory  Disposition  Pursuant to Gaming
Laws."

   Gaming authority approval is required for filing an Exchange Offer or shelf registration statement with respect to the Exchange Notes.

   The filing of this registration statement with respect to the Exchange Notes constitutes a public offering of securities of IGT that requires the prior approval of the Nevada Commission and the Mississippi Gaming Commission. See "Exchange Offer; Registration Rights" and "Regulation and Licensing." On July 24, 1997 and September 15, 1998, the Nevada Commission and the Mississippi Gaming Commission, respectively, granted IGT prior approval to make public offerings of securities for a period of two years subject to some conditions (a "Shelf Approval"). Each Shelf Approval may be rescinded for good cause without prior notice upon the issuance of any interlocutory stop order by the chairman of the Nevada Control Board or the Executive Director of the Mississippi Gaming Commission, as applicable. In addition, IGT's Shelf Approval in Nevada expires on July 29, 1999. IGT has filed an application with the Nevada Control Board and Nevada Commission for a new Shelf Approval which will be considered in July 1999. If this registration statement of which this prospectus is a part is not declared effective and the Exchange Offers are not commenced by July 29, 1999, IGT will be precluded from seeking effectiveness of the registration statement registering the Exchange Notes until a new Shelf Approval is granted by the Nevada Commission or the Nevada Commission approves the registration statement registering the Exchange Notes. If a new Shelf Approval is not granted by the Nevada Commission, or if the Nevada or Mississippi Shelf Approvals were rescinded, then the registration statement of which this prospectus is a part will require the separate prior approval of the Nevada Commission or Mississippi Gaming Commission, as applicable. There can be no assurance that a new Shelf Approval will be approved by the Nevada Commission or if separate prior approvals were required by the Nevada Commission or the Mississippi Gaming Commission that such approvals would be granted in a timely fashion, or at all. The filing of the registration statement with respect to the Exchange Notes constitutes a public offering of securities which may require an approval in the province of Mpumalanga, South Africa. There can be no assurance that such approval would be granted in a timely fashion, or at all.

   There will be no prohibition in the Exchange Notes on encumbering the capital stock of IGT's licensed operating subsidiary and IGT's licensed operating subsidiary will not be subject to the future subsidiary guarantee covenant until we obtain regulatory approval for such covenants or consummate the Exchange Offers for the Outstanding Notes.

   Under Nevada gaming laws, we are prohibited from agreeing not to encumber the capital stock of, or providing a subsidiary guarantee from, our subsidiary that holds our domestic gaming licenses unless (1) the applicable covenant is made in connection with a registered public offering that is being made pursuant to a Shelf Approval that includes a prior approval of such covenant or (2) we have obtained the prior approval of the Nevada Control Board and Nevada Commission of such covenant. Therefore, the lien covenant included in the Indenture will not prohibit IGT from encumbering the capital stock of its licensed operating subsidiary and the future subsidiary guarantor covenant will not be applicable to the licensed operating subsidiary until, in each case, the earlier of such time as (1) prior approval of the applicable covenant is received in Nevada or
(2) a registered public offering of the Exchange Notes is made pursuant to a Nevada Shelf Approval that includes a prior approval of such covenant. In the event IGT grants a lien on the capital stock of its licensed operating subsidiary prior to such time, IGT will be required to make an offer to purchase the notes. See "Description of Exchange Notes -- Limitation on Liens" and "-- Repurchase at the Option of Holders Upon Granting of Lien." In addition, until the approval is obtained with respect to granting a guarantee, the licensed subsidiary will not be permitted to incur indebtedness or take any other action that would otherwise require it to guarantee the Exchange Notes. We have filed applications with the Nevada Control Board and Nevada Commission for approvals of the applicability of such covenants to our licensed operating subsidiary. Our applications, however, will not be considered until July 1999 at the earliest.

Risks Associated With the Gaming Industry

   A reduction in the growth rate of new and existing markets for our products or delays of scheduled openings of newly constructed or planned casinos could have an adverse impact on our operations.

   Demand for our products is driven principally by the establishment of new gaming jurisdictions and the addition of new casinos or expansion of existing casinos within existing gaming markets. The establishment or expansion of gaming in any jurisdiction typically requires a public referendum or other legislative action. As a result, gaming continues to be the subject of public debate, with numerous active organizations that oppose gaming and may attempt to cause gaming operations to be restricted or prohibited in any jurisdiction. In addition, the rate of growth in the North American marketplace has diminished since the substantial growth experienced in the early 1990s. A continued reduction in growth or in the number of gaming jurisdictions or delays in the opening of new or expanded casinos could have an adverse impact on demand for our products and, consequently, our operations.

   A decline in the popularity of our gaming products with players, a lack of success in developing new products or an increase in the popularity of existing or new games of our competitors could have an adverse impact on our operations.

   The popularity of any of our gaming products may decline over time as consumer preferences change or as new, competing games are introduced by our competitors. The markets for our products are intensely competitive, and many of our competitors have an established presence in our market, have substantial resources and specialize in the development and marketing of their products. If we fail to develop games that achieve market acceptance or if our existing games become obsolete due to the introduction of popular games by our competitors, the effects on our operations could be material and adverse. In addition, the introduction of new and innovative products by our competitors that are successful in meeting consumer preferences could have a material and adverse effect on us.

   We place our wide-area progressive systems in casinos at no cost to the casinos under short-term arrangements, making these games susceptible to replacement due to pressure from competitors, changes in economic conditions, obsolescence and declining popularity. We intend to maintain and expand the number of installed wide-area progressive systems through the enhancement of existing games, introduction of new games and customer service, but we cannot assure you that these efforts will be successful.

   The failure to receive patents on new technology or the infringement of existing patents could have a material adverse impact on us.

   We have obtained patents and copyrights with respect to various aspects of our games and other products, including progressive systems and player tracking systems. These patents include new game designs, bonus and secondary game features, gaming device components, gaming systems and a variety of other aspects of video and electronic slot machines and associated equipment. We cannot provide any assurances that our patents will not be infringed or that others will not develop technology that does not violate the patents.

   We do not know what effect the National Gambling Impact Study Commission may have on the gaming industry.

   The National Gambling Impact Study Commission (the "NGIC") was created in August 1996 to conduct a comprehensive legal and factual study of the social and economic impacts of gambling on federal, state, local and Native American tribal governments and on communities and social institutions. The NGIC is required to issue a report containing its findings and conclusions, together with recommendations for legislation and administrative actions, by June 20, 1999. Any recommendations which may be made by the NGIC could result in the enactment of new laws and/or the adoption of new regulations which could adversely impact the gaming industry in general. On April 28, 1999, the NGIC voted 5-4 to recommend "a pause" in the growth of legalized gambling and encourage state and local governments to form their own gambling study commissions. We are unable at this time to determine what additional recommendations, if any, the NGIC will make, the ultimate disposition of any recommendations the NGIC may make or the impact of the results of this report on us.

We derive a significant portion of our total revenues from our international operations, and international operations present certain additional risks.

   International jurisdictions accounted for approximately 23% of our total revenue for fiscal 1998. IGT expects international revenues to continue to represent a significant portion of total revenue. International product sales are subject to inherent risks, including variation in local economies, fluctuating exchange rates, greater difficulty in accounts receivable collection, trade barriers and burdens of complying with a variety of international laws. There can be no assurance that one or more of these factors will not have a material and adverse effect on our operations.

You cannot be sure that an active trading market will develop for the Exchange Notes.

   There is no established trading market for the Exchange Notes, and we cannot assure you that a market for the Exchange Notes will develop in the future. If such a market were to develop, the Exchange Notes could trade at prices that are higher or lower than the initial offering prices depending on many factors, including the number of holders of the Exchange Notes, the overall market for similar securities, our financial performance and prospects, and prospects for companies in our industry generally. The initial purchasers of the Outstanding Notes have informed us that they currently intend to make a market in the Exchange Notes. However, the initial purchasers have no obligation to do so and may discontinue making a market at any time without notice. Therefore, we cannot assure you as to the liquidity of any trading market for the notes and, if issued, the notes to be exchanged for the notes. We do not intend to apply (and are not obligated to apply) for listing of the Exchange Notes on any securities exchange or any automated quotation system.

You must comply with the procedures for the Exchange Offer in order to receive the Exchange Notes.

   You are responsible for complying with all Exchange Offer procedures. You will only receive Exchange Notes in exchange for your Outstanding Notes if, prior to the Expiration Date, you deliver the following to the Exchange Agent:

o certificate for the Outstanding Notes or a book-entry confirmation of a book-entry transfer of the Outstanding Notes into the Exchange Agent's account at the Depository Trust Company ("DTC");

o    the Letter of Transmittal (or a facsimile thereof),  properly
     completed  and  duly  executed  by  you,   together  with  any
     required signature guarantees; and

o    any other documents required by the Letter of Transmittal.

   You should allow sufficient time to ensure that the Exchange Agent receives all required documents before the Expiration Date. Neither IGT nor the Exchange Agent has any duty to inform you of defects or irregularities with respect to the tender of your Outstanding Notes for exchange. See "The Exchange Offers."

                               THE EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

  In connection with the sale of the Outstanding Notes, IGT entered into a registration rights agreement with the initial purchasers of the Outstanding Notes pursuant to which IGT agreed to file and to use its best efforts to cause to become effective with the SEC a registration statement with respect to the exchange of the Outstanding Notes for Exchange Notes with terms identical in all material respects to the terms of the Outstanding Notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The Exchange Offers are being made to satisfy the contractual obligations of IGT under the registration rights agreement.

  By tendering Outstanding Notes in exchange for Exchange Notes, each holder represents to IGT that: (1) any Exchange Notes to be received by such holder are being acquired in the ordinary course of such holder's business; (2) such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of Exchange Notes; (3) such holder is not an "affiliate" of IGT (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; (4) such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered Outstanding Notes, (5) IGT will acquire good, marketable and unencumbered title to the tendered Outstanding Notes, free and clear of all liens, restrictions, charges and encumbrances; and (6) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies. Each tendering holder also will warrant and agree that such holder will, upon request, execute and deliver any additional documents deemed by IGT or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Outstanding Notes tendered pursuant to the Exchange Offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes pursuant to the Exchange Offers, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The Exchange Offers are not being made to, nor will IGT accept tenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the Exchange Offers or the acceptance of the Exchange Notes would be in violation of the securities or blue sky laws of that jurisdiction.

  Unless the context requires otherwise, the term "holder" with respect to an Exchange Offer means any person in whose name the Outstanding Notes are registered on the books of IGT or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of Outstanding Notes (which, for purposes of the Exchange Offers, include beneficial interests in the Outstanding Notes held by direct or indirect participants in DTC and Outstanding Notes held in definitive form).

Terms of the Exchange Offers

  IGT hereby offers, upon the terms and subject to the conditions shown in this prospectus and in the accompanying Letter of Transmittal, to exchange $1,000 principal amount of Senior Exchange Notes due 2004 for each $1,000 principal amount of Outstanding Senior Notes due 2004 and $1,000 principal amount of Senior Exchange Notes due 2009 for each $1,000 principal amount of Outstanding Senior Notes due 2009, properly tendered before the Expiration Date and not properly withdrawn according to the procedures described below. Holders may tender their Outstanding Notes in whole or in part in integral multiples of $1,000 principal amount.

  The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that (1) the Exchange Notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the Outstanding Notes and (2) holders of the Exchange Notes will not be entitled to some of the rights of holders of the Outstanding Notes under the registration rights agreement. The Exchange Notes evidence the same indebtedness as the Outstanding Notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the Indenture.

  Neither Exchange Offer is conditioned upon the other Exchange Offer or on any minimum principal amount of Outstanding Notes being tendered for exchange. IGT reserves the right in its sole discretion to purchase or make offers for any Outstanding Notes that remain outstanding after the Expiration Date in either Exchange Offer or, as shown under "-Conditions to the Exchange Offers," to terminate, either or both of the Exchange Offers and, to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offers. As of the date of this prospectus, $400 million principal amount of Outstanding Senior Notes due 2009 and $600 million principal amount of Outstanding Senior Notes due 2009 are outstanding.

  Holders of Outstanding Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offers. Outstanding Notes which are not tendered for, or are tendered but not accepted in connection with, the Exchange Offers will remain outstanding. See "Risk Factors--You must comply with the procedures of the Exchange Offer in order to receive Exchange Notes."

  If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events shown herein or otherwise, certificates for any such unaccepted Outstanding Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

  Holders who tender Outstanding Notes in connection with the Exchange Offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Outstanding Notes in connection with the Exchange Offers. IGT will pay all charges and expenses, other than specified applicable taxes. See "-Fees and Expenses."

  IGT MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR
OUTSTANDING NOTES IN THE EXCHANGE OFFERS. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFERS, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

  The "Expiration Date" for each Exchange Offer is 5:00 p.m., New York City time, on , 1999 unless the Exchange Offer is extended by IGT. (If IGT does extend an Exchange Offer, the "Expiration Date" will be the latest date and time to which that Exchange Offer is extended). Because neither Exchange Offer is conditioned on the other Exchange Offer, it is possible that one Exchange Offer could terminate before the other. To the extent practicable, however, IGT will seek to terminate both Exchange Offers at the same time.

  IGT expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (1) to delay the acceptance of the Outstanding Notes for exchange, (2) to terminate an Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) if IGT determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-Conditions to the Exchange Offers" has occurred or exists or has not been satisfied with respect to such Exchange Offer, (3) to extend the Expiration Date of an Exchange Offer and retain all Outstanding Notes tendered pursuant to such Exchange Offer, subject, however, to the right of holders of Outstanding Notes to withdraw their tendered Outstanding Notes as described under "-Withdrawal Rights," and (4) to waive any condition or otherwise amend the terms of an Exchange Offer in any respect. If Exchange Offer is amended in a manner determined by IGT to constitute a material change, or if IGT waives a material condition of such Exchange Offer, IGT will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected Outstanding Notes, and IGT will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

  Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which IGT may choose to make any public announcement, and subject to applicable laws, IGT shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

  Upon the terms and subject to the conditions of each Exchange Offer, IGT will exchange, and will issue to the Exchange Agent, Exchange Notes for Outstanding Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-Withdrawal Rights") promptly after the Expiration Date.

  In all cases, delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to each Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) Outstanding Notes or a book-entry confirmation of a book-entry transfer of Outstanding Notes into the appropriate Exchange Agent's account at DTC, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (3) any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Notes might not be made to all tendering holders at the same time, and will depend upon when Outstanding Notes, book-entry confirmations with respect to Outstanding Notes and other required documents are received by the relevant Exchange Agent.

  The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Outstanding Notes into the Exchange Agent's account at DTC.

  Subject to the terms and conditions of each Exchange Offer, IGT will be deemed to have accepted for exchange, and thereby exchanged, Outstanding Notes validly tendered and not withdrawn as, if and when IGT gives oral or written notice to the Exchange Agent (any such oral notice to be promptly confirmed in writing) of IGT's acceptance of such Outstanding Notes for exchange pursuant to each Exchange Offer. IGT's acceptance for exchange of Outstanding Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and IGT upon the terms and subject to the conditions of the Exchange Offers. The Exchange Agent will act as agent for IGT for the purpose of receiving tenders of Outstanding Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Outstanding Notes, Letters of Transmittal and related documents and transmitting Exchange Notes to holders who validly tendered Outstanding Notes. Such exchange will be made promptly after the Expiration Date of each Exchange Offer. If for any reason the acceptance for exchange or the exchange of any Outstanding Notes tendered pursuant to an Exchange Offer is delayed (whether before or after IGT's acceptance for exchange of Outstanding Notes), or IGT extends an Exchange Offer or is unable to accept for exchange or exchange Outstanding Notes tendered pursuant to an Exchange Offer, then, without prejudice to IGT's rights set forth herein, each Exchange Agent may, nevertheless, on behalf of IGT and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Outstanding Notes and such Outstanding Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-Withdrawal Rights."

Procedures for Tendering Outstanding Notes

  Valid Tender

  Except as set forth below, in order for Outstanding Notes to be validly tendered pursuant to an Exchange Offer, either (1) (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at the address set forth under "-Exchange Agent" prior to the Expiration Date and (b) tendered Outstanding Notes must be received by the Exchange Agent, or such Outstanding Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case prior to the Expiration Date, or (2) the guaranteed delivery procedures set forth below must be complied with.

  If less than all of the Outstanding Notes are tendered, a tendering holder should fill in the amount of Outstanding Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by IGT, evidence satisfactory to IGT of such person's authority to so act must also be submitted.

  Any beneficial owner of Outstanding Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offers.

  The method of delivery of Outstanding Notes, the Letter Of Transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the Exchange Agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No Letter of Transmittal or Outstanding Notes should be sent to IGT. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

  Book-Entry Transfer

  The Exchange Agent will make a request to establish an account with respect to the applicable Outstanding Notes at DTC for purposes of the applicable Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Outstanding Notes by causing DTC to transfer such Outstanding Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Outstanding Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-Exchange Agent" prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

DELIVERY OF  DOCUMENTS TO DTC DOES NOT  CONSTITUTE  DELIVERY TO THE
EXCHANGE
AGENT.

  Signature Guarantees

  Certificates for Outstanding Notes need not be endorsed and signature guarantees on a Letter of Transmittal or a notice of withdrawal, as the case may be, are unnecessary unless (a) a certificate for Outstanding Notes is registered in a name other than that of the person surrendering the certificate or (b) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Outstanding Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein) (1) a bank, (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (3) a credit union, (4) a national securities exchange, registered securities association or clearing agency, or (5) a savings association that is a participant in a Securities Transfer Association (each an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

  Guaranteed Delivery

  If a holder desires to tender Outstanding Notes pursuant to an Exchange Offer and the certificates for such Outstanding Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Outstanding Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with

   (1)  such   tenders   are  made  by  or  through   an   Eligible
Institution;

   (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, setting forth the name and address of the holder of Outstanding Notes and the amount of Outstanding Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  (3) the certificates (or book-entry confirmation) representing all tendered Outstanding Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the relevant Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

  Determination of Validity

  All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Outstanding Notes will be determined by IGT, in its sole discretion, which determination shall be final and binding on all parties. IGT reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders it determines not to be in proper form or the acceptance for exchange of which may, in the view of counsel to IGT, be unlawful. IGT also reserves the absolute right, subject to applicable law, to waive any of the conditions of either Exchange Offer as set forth under "--Conditions to the Exchange Offers" or any defect or irregularity in any tender of Outstanding Notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

  IGT's interpretation of the terms and conditions of the Exchange Offers (including the relevant Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Outstanding Notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of IGT, any affiliates of IGT, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

  Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to IGT, IGT believes that holders of Outstanding Notes who exchange their Outstanding Notes for Exchange Notes may offer for resale, resell and otherwise transfer such Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired Outstanding Notes as a result of market-making activities or other trading activities or directly from IGT for resale under an available exemption under the Securities Act. Also, resale would only be permitted for Exchange Notes that (1) are acquired in the ordinary course of a holder's business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and

(3) such holder is not an "affiliate" of IGT. The staff of the SEC has not considered the Exchange Offers in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offers. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes under the Exchange Offers, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Withdrawal Rights

  Except as otherwise provided herein, tenders of Outstanding Notes may be withdrawn at any time prior to the Expiration Date of an Exchange Offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the Exchange Agent at its address set forth under "--Exchange Agent" prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Outstanding Notes to be withdrawn, the principal amount of Outstanding Notes to be withdrawn, and (if certificates for such Outstanding Notes have been tendered) the name of the registered holder of the Outstanding Notes as set forth on the Outstanding Notes, if different from that of the person who tendered such Outstanding Notes. If certificates for Outstanding Notes have been delivered or otherwise identified to the Exchange Agent, the notice of withdrawal must specify the serial numbers on the particular certificates for the Outstanding Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Outstanding Notes tendered for the account of an Eligible Institution. If Outstanding Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Outstanding Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Outstanding Notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of Outstanding Notes may not be rescinded. Outstanding Notes properly withdrawn will not be deemed validly tendered for purposes of an Exchange Offer, but may be retendered at any subsequent time prior to the Expiration Date of such Exchange Offer by following any of the procedures described above under "--Procedures for Tendering Outstanding Notes."

  All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by IGT, in its sole discretion, which determination shall be final and binding on all parties. Neither IGT, any affiliates of IGT, the Exchange Agent or any other person shall be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Outstanding Notes which have been tendered but which are withdrawn will be returned to the holder promptly after withdrawal.

Interest on the Exchange Notes

  Interest on the Senior Exchange Notes due 2004 will be payable every six months on March 15 and November 15 of each year at a rate of 7.875% per annum, commencing November 15, 1999. The Senior Exchange Notes due 2004 will mature on May 15, 2004. Interest on the Senior Exchange Notes due 2009 will be payable every six months on March 15 and November 15 of each year at a rate of 8.375% per annum, commencing November 15, 1999. The Senior Exchange Notes due 2009 will mature on May 15, 2009.

Conditions to the Exchange Offers

  If any of the following conditions has occurred or exists or has not been satisfied prior to the Expiration Date of an Exchange Offer, IGT will not be required to accept for exchange any Outstanding Notes and will not be required to issue Exchange Notes in exchange for any Outstanding Notes. In addition, IGT may, at any time and from time to time, terminate or amend an Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) or may waive any conditions to or amend an Exchange Offer.

o A change in the current interpretation by the staff of the SEC which permits resale of Exchange Notes as described about under "-Resales of Exchange Notes."

o The institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the Exchange Offers which, in IGT's judgment, would reasonably be expected to impair the ability of IGT to proceed with the Exchange Offers.

o The adoption or enactment of any law, statute, rule or regulation which, in IGT's judgment, would reasonably be expected to impair the ability of IGT to proceed with the Exchange Offers.

o The issuance of a stop order by the SEC, any state securities authority or any gaming authority suspending the effectiveness of the registration statement, or proceedings for that purpose.

o Failure to obtain any governmental approval, which IGT considers necessary for the consummation of the Exchange Offers as contemplated hereby.

o Any change or development involving a prospective change in the business or financial affairs of IGT which IGT thinks might materially impair its ability to proceed with the Exchange Offers.

  If IGT determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to an Expiration Date, IGT may, subject to applicable law, terminate the applicable Exchange Offer (whether or not any Outstanding Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of an Exchange Offer in any respect. If such waiver or amendment constitutes a material change to an Exchange Offer, IGT will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the applicable Outstanding Notes. In this case, IGT will extend the applicable Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

  The Bank of New York has been appointed as the Exchange Agent. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

      By Facsimile (for Eligible Institutions Only):
      (212) 815-6339
      Confirm by telephone: (212) 815-3738

      By Hand or Overnight Courier:
      The Bank of New York
      101 Barclay Street
      Corporate Trust Services Window
      Ground Level
      New York, New York  10286

      By Registered or Certified Mail:
      The Bank of New York
      101 Barclay Street (7 East)
      New York, New York  10286
      Attention: Diane Amorso

  DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

  The expenses of soliciting tenders will be borne by IGT. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by officers, directors or employees of IGT.

  IGT has not retained any dealer-manager or similar agent in connection with the Exchange Offers and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offers. IGT has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. IGT will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Outstanding Notes, and in handling or tendering for their customers.

  Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the Exchange Offers, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

                                 USE OF PROCEEDS

   The Exchange Offers are intended to satisfy certain obligations of IGT under the registration rights agreement. IGT will not receive any proceeds from the issuance of the Exchange Notes or the closing of the Exchange Offers.

   In consideration for issuing the Exchange Notes as contemplated in this prospectus, IGT will receive, in exchange, an equal number of Outstanding Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Outstanding Notes, except as otherwise described in the section entitled "The Exchange Offers--Terms of the Exchange Offers." The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. A portion of the proceeds from the offering of the Outstanding Notes has been or will be used
(1) to redeem our 7.84% Senior Notes due 2004, (2) to repay certain outstanding borrowings under a bank facility available to IGT-Australia, (3) to repay all outstanding borrowings under the bank revolving line of credit of IGT, (4) to finance the Sodak acquisition, (5) to repurchase approximately $75 million of our common stock in settlement of a forward equity purchase agreement and (6) to pay fees and expenses in connection with the foregoing. The remaining proceeds, together with the now undrawn $250 million credit facility, will be used for working capital, repurchases of IGT's common stock, potential acquisitions and general corporate purposes.

                                 CAPITALIZATION

   The following table summarizes our cash position, current debt and capitalization as of April 3, 1999 (1) on a historical basis and (2) as adjusted to give effect to the offering of the Outstanding Notes and the application of the proceeds of the offering of the Outstanding Notes as described in "Use of Proceeds."


                                          As of April 3, 1999
                                         Actual    As Adjusted
                                            (in thousands)

Cash and cash equivalents..........      $193,160  $  439,564(1)
                                         ========    ========
Current portion of long-term debt..      $ 42,536  $        5
                                         ========    ========
Long-term debt:
  $250   million   revolving   credit    $246,000  $       --
facility...........................
  IGT-Australia    debt    (excluding      60,585          --
current portion)...................
  7.84%   Senior   Notes   due   2004      71,400          --
(excluding current portion)........
  7.875%  Senior  Notes  due 2004 and
8.375% Senior                                  --     990,056
     Notes due 2009 offered hereby.
       Total long-term debt........       377,985     990,056
Stockholders' equity:
  Common  stock,  $.000625 par value,
320,000,000 shares authorized;                 95          95
      152,775,332  shares  issued and
outstanding........................
  Additional paid in capital.......       260,277     260,277
  Retained earnings................       892,623     889,375(2)
  Treasury stock;  52,154,165  shares    (676,588)   (752,081)
and 57,054,165 shares, at cost.....
  Accumulated   other   comprehensive      (7,256)     (7,256)
                                          -------      ------
income.............................
       Total stockholders' equity..       469,151     390,410
Total capitalization...............      $847,136  $1,380,466
                                         ========  ==========

----------------
(1)Excludes   approximately   $228   million   to  be   used  as
   consideration for the Sodak acquisition. See "Use of Proceeds."

(2)Reflects the pre-tax payment of approximately $4.6 million for premiums in connection with the prepayment of the 7.84% Senior Notes due 2004.


                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth selected consolidated financial data of IGT as of and for each of the years in the five-year period ended September 30, 1998 and as of and for the six-month periods ended April 3, 1999 and March 31, 1998. The statement of income and balance sheet data as of and for each of the years in the five-year period ended September 30, 1998 are derived from IGT's audited consolidated financial statements and related notes thereto. The audited consolidated financial statements of IGT as of September 30, 1998 and 1997 and for the years ended September 30, 1998, 1997 and 1996 and the report of Deloitte & Touche LLP thereon are incorporated by reference in this prospectus. The statement of income and balance sheet data as of and for the six-month periods ended April 3, 1999 and March 31, 1998 are derived from the unaudited consolidated financial statements of IGT and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. The results for such periods should not be considered indicative of results for a full fiscal year. The selected consolidated financial data is not necessarily indicative of IGT's future results of operations or financial condition, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," contained in IGT's Report on Form 10-K for the year ended September 30, 1998 and IGT's consolidated financial statements and accompanying notes, which are incorporated by reference in this prospectus.


                            Six months ended           Fiscal years ended September 30,
                           April 3   March 31,
                            1999       1998        1998      1997      1996     1995      1994
                          ----------------------  -------  -------   -------   ------    ------
                               (dollars in thousands, except ratios and per share data)
Selected Income
Statement Data:
Revenues
  Product sales.........   $276,220  $ 187,016  $ 477,024  $461,150  $481,652  $416,424  $514,121
  Gaming operations.....    166,357    160,087    347,099   282,820   251,800   204,362   160,340
                            -------    -------    -------   -------   -------   -------   -------
      Total revenue.....    442,577    347,103    824,123   743,970   733,452   620,786   674,461
                            -------    -------    -------   -------   -------   -------   -------
Costs and Expenses
  Product sales.........    175,296    107,766    279,337   256,480   265,550   233,367   271,374
  Gaming operations.....     69,739     74,135    158,528   145,245   139,706   110,779    81,714
  Selling,   general  and    61,713     43,733    105,945    98,380   108,469    88,551    83,871
administrative..........
  Depreciation        and    12,373      6,806     18,635    11,846    12,570    14,380     9,052
amortization............
  Research            and    21,112     15,482     38,066    31,074    25,701    28,491    23,345
development.............
  Provision for bad debt      3,521      3,164      4,735     9,508    11,623     5,877     7,199
                              -----      -----      -----     -----    ------     -----     -----
      Total costs and       343,754    251,086    605,246   552,533   563,619   481,445   476,555
       expenses.........    -------    -------    -------   -------   -------   -------   -------

Income from operations..     98,823     96,017    218,877   191,437   169,833   139,341   197,906
Other income, net.......      3,842      4,233     15,655    21,188    14,570     5,423    16,854
Income    before   income  $102,665  $ 100,250  $ 234,532  $212,625 $ 184,403  $144,764  $214,760
taxes...................
Net income..............   $ 68,272  $  65,163  $ 152,446  $137,247 $ 118,017  $ 92,648  $140,447
                           ========  =========  =========  ======== =========  ========  ========
Other Financial Data:
  EBITDA(1).............   $122,145  $ 113,440  $ 260,345  $226,461 $ 200,335  $167,237  $217,980
  Net  cash  provided  by  $100,716  $  69,721  $ 107,126  $118,082 $  55,261  $153,356  $   (543)
operating activities....
  Net  cash  provided  by
(used in) investing        $  4,782  $(221,231) $(240,061) $(56,572)$(159,800) $(56,929) $(31,995)
    activities..........
  Net  cash  provided  by
(used in) financing        $(84,054) $ 193,209  $ 164,047  $(79,202 $  32,376  $  2,879  $ 88,929
    activities..........

 Ratio of  EBITDA  to         10.5x      20.4x      16.8x     23.4x     19.3x     18.2x     64.0x
interest expense(1)(2)..

  Ratio      of     total        --         --       1.2x      0.6x      0.5x      0.6x      0.5x
long-term     debt     to
EBITDA(1)...............
  Ratio  of  earnings  to      9.4x      14.1x      13.8x     19.3x     15.5x     13.5x     41.7x
    fixed charges (3)....
  Pro   forma   ratio  of
    earnings to fixed          2.8x         --       2.8x        --        --        --        --
    charges(4)..........
  Diluted   earnings  per  $   0.64  $    0.56  $    1.33  $   1.13 $    0.93  $   0.71  $   1.05
    share................
  Cash dividends declared  $   0.03  $    0.06  $    0.12  $   0.12 $    0.12  $   0.12  $   0.12
    per common share




                                        As of
                                       April 3,                     As of September 30,
                                        1999         1998        1997        1996      1995      1994
                                                               (in thousands)
Selected Balance Sheet Data:
  Working capital.................   $  450,421  $  470,003  $  406,958  $  488,150  $508,917  $480,698
  Total assets....................    1,532,941   1,543,628   1,215,052   1,154,187   971,698   868,008
  Long-term   notes   payable   and
   capital lease obligations,           377,985     322,510     140,713     107,155   107,543   111,468
   net  of  current maturities....
  Stockholders' equity............      469,151     541,276     519,847     623,200   554,090   520,868
------------

(1)EBITDA consists of income from operations excluding depreciation and amortization as reflected on IGT's Consolidated Statements of Cash Flows. EBITDA is a measure commonly used by the financial community but is not prepared in accordance with United States generally accepted accounting principles. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, income from operations, net income, cash flows provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles that are included or incorporated by reference in this prospectus. EBITDA is defined differently for purposes of the Indenture and may not be comparable to similarly titled measures reported by other companies. See "Description of Notes."

(2)Interest expense includes capitalized interest and excludes interest expense related to jackpot liabilities.

(3)For the purpose of computing this ratio, earnings represent net income before taxes on income and fixed charges (such fixed charges have been adjusted to exclude capitalized interest), and equity in undistributed earnings of 50% owned equity investments. Fixed charges represent interest expense, excluding the portion related to jackpot liabilities and including capitalized interest, one-third of total rental expense and amortization of loan expense related to long-term debt.

(4)For the purpose of computing the pro forma ratio of earnings to fixed charges, the actual ratio of earnings to fixed charges computed in accordance with footnote 3 above has been adjusted to reflect the pro forma effect, as of October 1, 1997 for fiscal 1998, and as of October 1, 1998 for the six-month period ended April 3, 1999, on fixed charges resulting from the issuance of the notes and the application of the proceeds thereof. The foregoing is not pro forma for the Sodak acquisition. See "Use of Proceeds."

                               BUSINESS

   We design, manufacture and market computerized casino gaming products and systems for both domestic and international markets. In domestic markets, IGT targets the traditional casino gaming market and the government-sponsored video machine market. In international markets, IGT targets the amusement with prize, casino-style, gaming-hall and government-sponsored video machine markets. We operate principally in two lines of business: (1) the development, manufacturing, marketing and distribution of gaming products, what we refer to as "Gaming Products Sales" and (2) the development, marketing and operation of wide-area progressive systems and other revenue sharing machines, what we refer to as "Gaming Operations."

Description of Gaming Product Sales

   Over the past decade, advancements in gaming machine technology, the advent of large, expensive theme-based casinos and growth in the number of jurisdictions with legalized gaming have attracted a greater number of North American players to slot and video machines. IGT estimates that slot machine revenue accounts for nearly 75% of total casino revenues. IGT was the first to develop computerized video gaming machines under the Players Edge Plus trademark, and today sells a variety of different video and spinning reel games. Casino operators seek out machines with enhanced entertainment value such as a secondary game or bonusing features, superior graphics and audio and recognizable game themes. In response to this trend, IGT's newest product lines, the Game King, iGame Plus, the Vision series and the S-Plus Limited, employ advanced technology to incorporate enhanced entertainment and communication features while retaining many familiar and popular features of older games. As these new games are installed, the disparity between the older and newer machines on the casino floor widens, and the replacement cycle is stimulated.

   IGT's innovations in slot and video technology have increased the earning potential of our gaming machines by improving the ease and speed of play, using local game preferences, enhancing entertainment via sound, bonus features and overall aesthetics and decreasing down-time through improved reliability and added service features. All of IGT's new gaming machines offer a wide variety of games, innovative designs, sophisticated security features, self-diagnostic capabilities and various accounting and data retention functions. In addition, IGT's engineering and game design staff continually provide technological improvements and ongoing game development, while IGT's graphic design and silkscreen departments customize the visual aspects of the product for each customer.

   IGT offers the Game King video product platform in domestic and Australian markets. The Game King product line offers interactive game play features and graphics in a highly secure and reliable multi-game package. Game King offers single game video slots and poker including the popular Triple Play Poker game. IGT further expanded its game library with the introduction of the iGame series platform at the 1998 World Gaming Congress. This platform supports multi-line, multi-coin video slots, poker and keno with bonusing features and digital sound.

   Gaming machines for the casino markets in continental Europe, South Africa and South America are similar to the spinning reel and video games in the North American market except that in some jurisdictions the method of payout differs. Gaming machines in Australia, Japan and the United Kingdom markets, however, are manufactured locally and differ substantially from domestic machines. Gaming machines manufactured and sold in Australia use video and tokenized play exclusively and include enhanced features such as free games, second screen animations and double up and bonusing features. The Australian gaming machines are typically multi-reel, multi-line games with low denominations. In the United Kingdom, IGT manufactures and sells amusement with prize machines. An amusement with prize machine is a game of chance with low stake wagering for amusement with low value cash prizes, typically under $25. In the Japanese market, IGT manufactures and sells pachisuro machines. A pachisuro machine is a three reel slot machine played with tokens and is considered a skill game which allows the player to control the stopping of the reels.

   In fiscal 1998, IGT began installing the IGT Gaming System ("IGS"), which supports casinos' control and information needs. The IGS is a 14 module integrated casino system which includes player tracking, pit cage and credit and slot management, and offers specialized modules, including bus schedules and events management.

   The following table sets forth revenues derived from gaming product sales:


                       Six months ended   Fiscal years ended September 30,
                      April 3,  March 31,
                         1999     1998       1998      1997      1996
                       -------  --------   -------   -------   -------
                                      (in thousands)
Gaming products
  Video products....   $ 84,292  $ 66,443  $170,622  $181,266  $144,699
  Spinning reel slot     83,351    78,863   165,403   183,094   254,012
  Amusement with prize   28,383        --    22,019        --        --
  Pachisuro.........     32,097     6,896    17,466    20,569    16,732
  Video gaming              102        65     7,660    11,613     2,185
   terminals........
Other gaming             47,995    34,749    93,854    64,608    64,024
                         ------    ------    ------    ------    ------
products(1).........
  Total gaming product $276,220  $187,016  $477,024  $461,150  $481,652
   sales............   ========  ========  ========  ========  ========

------------

(1)Other gaming products includes revenues from casino management systems, parts, equipment and service.


Demand for Gaming Products

   Demand for IGT's gaming products comes principally from four sources: the establishment of new gaming jurisdictions; expansions of existing casinos; additions of new casinos within existing gaming markets; and the replacement of older machines. The replacement cycle is driven primarily by competition in the casino industry to provide the customer with more entertaining and sophisticated games. Technological advances, new designs, improvements in visual characteristics, the development of new games, general wear and tear and the evolving preferences of casino patrons also drive replacement. The construction of new casino properties also has an impact on the replacement machine market since, historically, the addition of new properties has encouraged existing casinos to upgrade to new slot products in order to remain competitive. However, demand for replacement products is dependent, in part, upon the willingness of casinos to incur the costs associated with replacing existing gaming machines with new machines.

North American Markets

   In the last decade, the increased legalization of gaming in new jurisdictions, expansion in existing gaming markets and growing popularity of gaming as a leisure activity has influenced demand in North America and presented growth opportunities for IGT. The introduction of riverboat gaming in the Midwest U.S., the expansion of Native American casino gaming and the growth in the Nevada, Canadian and government-sponsored gaming markets have all expanded the market for gaming machines. While IGT anticipates future growth in the gaming industry, the rate of growth in the North American marketplace has diminished since the substantial growth experienced in the early 1990's.

   The total installed base and IGT's share in segments of the North American gaming market as of September 30, 1998 are estimated by IGT as follows:


                                          IGT %
                                           of      Machine Sales
                         Installed Base Installed     by IGT
                         Total     IGT    Base     1998    1997
Casino games
  Nevada.............   197,100  154,900   79%    14,100   21,400
  Midwest (riverboat)    94,400   79,500   84%     6,400   10,400
  Native American....    80,800   58,300   72%     5,900    7,000
  Atlantic City......    36,000   22,000   61%     2,700    4,800
  Canada.............    17,600   10,600   60%     3,500    3,800
  Colorado...........    13,600   12,400   91%     2,400      700
  Other..............    26,600   14,000   68%     2,800    3,800
                        -------  -------           -----    -----
     Total...........   466,100  351,700   76%    37,800   51,900
                        -------  -------          ------   ------
Government sponsored    124,000   26,900   21%        --    2,100
  and racetracks.....   -------   ------          ------   ------
Total................   590,100  378,600   64%    37,800   54,000
                        =======  =======          ======   ======


   Machine sales in North America by IGT decreased in 1998 as compared to 1997 as a result of slower growth in the North American market due to fewer new casino openings and expansions. Machine sales by IGT in international markets, however, increased by 55% in fiscal 1998 to 39,200 machines as compared to 25,300 machines in fiscal 1997. This increase was due primarily to acquisitions of other manufacturers, together with increased sales in South Africa and Latin America. See "International Markets."

Nevada

   Throughout the 1990's, the addition of new casinos with enhanced entertainment and leisure activities, including upscale retail and dining establishments and elaborate shows, has increased demand for our machines in the Nevada market. The expansion or refurbishment of existing operations and replacement of older gaming machines has also increased demand for our machines in the Nevada market.

   In 1998, IGT provided gaming machines to two new Las Vegas casinos, the Bellagio and The Reserve Hotel and Casino, and to several other Nevada properties which underwent smaller-scale expansions. In addition, four major new casinos have opened or are scheduled to open in Las Vegas during 1999: Mandalay Bay, Paris Resort, The Resort at Summerlin and The Venetian. These new properties are expected to add approximately 8,700 units to the Nevada installed base. IGT has already shipped products to Mandalay Bay and The Venetian and has commitments for product purchases from The Resort at Summerlin.

   There are several new properties in the Las Vegas market in the early planning stages of expansion or development for completion in 2000 and beyond, including The Aladdin, Circus Project Z, Sahara Strip, Russell South, Sands(2)/Venetian and the Suncoast. The expansion or completion of these properties may be influenced by the level of success of the recently opened properties in Las Vegas. IGT does not have any commitments for gaming product purchases from these properties.

Midwest Gaming

   Riverboat-style gaming began in Iowa in 1991 and currently is operating in Illinois, Indiana, Iowa, Louisiana, Mississippi and Missouri. A new dockside casino opened in Mississippi in early 1999 and several riverboat casinos are expected to open in various states by 2001. In addition, temporary casinos are expected to open in Detroit, Michigan in late 1999, with a permanent facility completed by or after 2002. These new properties are expected to add approximately 22,000 machines to the installed base in the Midwest. IGT has made sales of 1,200 machines and has received commitments to purchase an additional 1,400 machines, but otherwise does not have commitments for gaming product purchases from these properties.

Atlantic City

   The Atlantic City market consists of 12 large casinos which are concentrated in the mature boardwalk area and the marina district. During fiscal 1998, no new casinos opened in Atlantic City, and Caesars was the only casino to initiate an expansion. However, a joint venture of Boyd Gaming and Mirage Resorts began construction of The Borgata, a new casino in the marina district, which is estimated to be completed by 2002. In addition, Ocean One (a new casino to be built by Starwood) is planned for the boardwalk area and Le Jardin (a new casino to be built by Mirage Resorts) has been planned for the marina district, with estimated completion dates in 2002 and 2003, respectively. IGT does not have commitments for gaming product purchases for these casinos. As in Nevada, expansion in this market may contribute to demand for replacement machines in the existing casinos.

Native American Gaming

   IGT, through its distributor Sodak, has sold machines to authorized Native American casinos in 15 states since 1990. See "Summary -- Recent Developments -- Acquisition of Sodak Gaming, Inc." Casino-style gaming continued to expand on Native American lands during fiscal 1998. Native American gaming is regulated under the Indian Gaming Regulatory Act of 1988 which requires the Native American tribe and the state government in which the Native American lands are located to enter into a compact governing the terms of the proposed gaming before gaming devices are permitted. IGT and Sodak place machines only with Native American tribes who have negotiated compacts with their respective states and have received approval by the U.S. Department of the Interior and only after any related litigation has been resolved. Gaming compacts have been approved or are under consideration or there is ongoing litigation between Native American tribes and the state governments in Washington, California, Florida and New York. The favorable resolution and approval of compacts in any of these states would provide additional market opportunities for IGT's products.

   The Mohegan Sun casino in northeastern Connecticut has announced an expansion of its existing facility, expected to be completed in 2001, which will add approximately 2,000 machines. Demand in Native American jurisdictions may also be influenced by a need for replacement gaming equipment. Native American gaming expanded rapidly in 1992 and 1993, suggesting that a greater proportion of the installed machine base is entering the replacement cycle, based on overall gaming industry trends. The replacement of older machines has already begun in a number of Native American casinos.

Canada

   IGT's video gaming terminals are currently operational for government sponsored gaming in the Canadian provinces of Alberta, Manitoba, New Brunswick, Newfoundland, Nova Scotia, Ontario, Prince Edward Island, Quebec and Saskatchewan. IGT has also supplied a management system to Manitoba. In addition to government-sponsored video gaming, the following Canadian provincial governments have approved and are operating casino-style gaming: Alberta, British Columbia, Manitoba, Nova Scotia, Ontario, Quebec, Saskatchewan and Yukon. The Windsor Casino, the first full service hotel and casino in Canada, opened in Ontario in 1998. IGT sold approximately 2,000 machines to the Windsor Casino in 1998. The OLC issued a request for proposal in June 1998 for up to 13,200 mechanical spinning reel slot machines to be placed in up to 18 horse racing tracks and four new charity casinos. IGT shipped 3,000 machines to Ontario in early 1999. British Columbia Lottery Corporation has installed spinning reel slot machines in 17 government casinos and is approved for ten destination resorts in casinos throughout the province.

International Markets

   IGT has sold to international markets since 1986. Traditionally, gaming in international markets has consisted of casino-style gaming, private clubs and, in some countries, smaller-scale gaming halls. IGT responds to the specific requirements of a number of international jurisdictions by maintaining a local presence and providing products appropriate for each market. IGT's machine sales in its international markets are estimated as follows:

                                Machine Sales
                                   by IGT
                                1998    1997
Jurisdiction
  Australia   and  New         6,200    7,700
Zealand..............
  United Kingdom.....         13,100(1)    --
  Europe,  Middle East         3,000    2,800
and North Africa.....
  South Africa.......          1,600    1,100
  Japan..............          9,500    9,500
  Latin America......          4,300    3,300
  Other..............          1,500      900
                               -----      ---
     Total...........         39,200   25,300
                              ======   ======
------------

(1) Includes 3,500 machines exported to Europe.


Australia and New Zealand

   Australia is the largest and most established market for gaming products outside of North America, with an installed base of 156,700 machines in both the casino market and the pub and club market. Although Australia is predominately a replacement market, several Australian jurisdictions have implemented or are considering the legalization or expansion of gaming operations within their borders. The state of New South Wales, the largest and most mature market for gaming machines in Australia, adopted legislation in 1998 permitting an additional 15 machines in each of the estimated 1,800 pubs and 1,500 not-for-profit clubs which currently have machines.

   IGT established manufacturing, sales, marketing and distribution operations in Sydney in 1985 and began selling gaming machines in Australia in 1986. In order to access new technologies, a specialized game design staff and greater market share, in March 1998, IGT acquired the assets of Olympic Amusements Pty. Limited, a manufacturer and supplier of electronic gaming machines, gaming systems and other gaming equipment and services to the Australian gaming market. The installed base of IGT and Olympic Amusements' machines in Australia and New Zealand is in excess of 58,000 units. IGT plans, over time, to integrate the design, manufacturing, service and distribution functions of the two organizations into one primary site in an effort to achieve a number of economies of scale. In fiscal 1998, IGT had sales of approximately 6,000 machines, including 2,000 Olympic Amusements machines, compared to approximately 7,700 units in fiscal 1997.

United Kingdom, Europe, Middle East and North Africa

   Amusement With Prize Machines. IGT-UK sells directly in its largest market, the United Kingdom. The installed base of gaming machines in the U.K., which is not expected to grow in the near term, exceeds 200,000 throughout a variety of outlets including pubs, clubs, bingo halls, casinos, licensed betting offices and arcades. Of this number, approximately 55,000 are required by law to be replaced each year. Since our acquisition of Barcrest Limited, a Manchester, England-based manufacturer and supplier of gaming related amusement devices, in March 1998, IGT sold 13,100 machines in fiscal 1998 to this market. Barcrest launches new amusement with prize machines, which are typically priced lower than IGT's domestic S-Plus slot, in the U.K. every four to six weeks.

   IGT-UK also sells amusement with prize products through distributors to Germany, the Netherlands, Spain and other smaller European markets. The total European market size for amusement with prize products is 650,000 machines with an annual replacement market of approximately 170,000 machines. U.K. manufacturers exported approximately 10,000 machines to Europe during the year, of which IGT exported 3,500. Export opportunities arise as various governments recognize the benefits of amusement with prize products. To capitalize upon these opportunities, IGT-UK has research and development centers in Holland and Spain that design machines for various European markets. Each model must comply with the individual country's legislation and machine sales may vary due to fluctuations in the various currencies in the European markets.

   Casino-Style Gaming Machines. In Europe, amusement with prize machines compete with casino-style gaming machines. IGT estimates that the market base of legally installed casino style gaming machines throughout Europe, the Middle East and North Africa is in excess of 80,000, of which IGT estimates it manufactured 18,700. The European, Middle Eastern and North African markets are serviced by IGT's sales and distribution center located in the Netherlands. IGT has had a direct sales presence in Europe since 1992, where gaming is prevalent in casinos and non-casino environments such as pubs, bars and arcades. Increasing customer awareness of product availability combined with service and training assistance has contributed to improvements in IGT's share of this market.

   In fiscal 1998, IGT sold approximately 3,000 machines in this market, compared to 2,800 machines in fiscal 1997. The majority of these machines were sold to casino operations in France, Greece, Latvia, Poland, Portugal and The Netherlands. IGT also made additional sales of video gaming terminals for a linked system in Sweden. IGT does not anticipate substantial growth in the European installed base in the near future and therefore, is dependent upon replacement sales.

South Africa

   Casino gaming in South Africa is governed under the National Gambling Act. The National Gambling Act has allocated among each of the nine provinces in South Africa licenses for a total of 40 casinos. Four provinces have begun accepting applications or awarding new casino licenses, while the remaining provinces have enacted gaming legislation and established gaming boards to award new licenses. The thirteen casinos which were operating in South Africa prior to the passage of the National Gambling Act were permitted to continue operating, although it is anticipated that eight of these casinos will be required to close in the near future. Eight temporary casinos have opened pursuant to licenses granted under the National Gambling Act, three of which are anticipated to move into their permanent facilities by the end of 1999. In addition, five additional casinos are expected to begin operating by the end of 1999.

   South Africa is also in the final stages of legalizing a limited payout market. The limited payout market permits smaller venues with a maximum of five machines, with each machine limited to a maximum payout of approximately $100. When fully established, the limited payout market will total an estimated 26,400 machines. The first limited payout machines are expected to begin operating in the province of Mpumalanga by the end of 1999.

   IGT's sales and service office in Midrand, Gauteng, South Africa serves this market. By the end of fiscal 1998, IGT became licensed as a supplier/manufacturer in four of the nine provinces and has applications pending in two provinces. The remaining provinces have not begun the licensing process.

   During fiscal 1998, IGT sold approximately 1,600 casino gaming machines in South Africa, compared to 1,100 units in fiscal 1997. The majority of these were sold in the province of Gauteng, the second province to award licenses based on the new legislation. IGT is pursuing additional sales of gaming machines to new casinos expected to open under the South African gaming legislation.

Japan

   The Japanese market consists of approximately 850,000 pachisuro machines in more than 17,000 gaming halls. Since new games in Japan have a sales life of four to five months, the Japan market is driven by replacements which are estimated at approximately 400,000 machines annually. Success in this market is dependent on the ability to regularly introduce new games and the popularity of each new game introduced.

   IGT opened an office in Tokyo in 1992 and established a regional distribution network to market IGT's pachisuro machines. IGT-Japan is a full member in Nichidenkyo, an association of pachisuro manufacturers, which allows IGT-Japan to manufacture products in Japan. IGT-Japan also utilizes an in-house sales team to market products directly to customers in Tokyo.

   IGT sold approximately 9,500 units in both fiscal 1998 and 1997. IGT released its newest machine, Popper King, at the beginning of the first quarter of fiscal 1999 and has received orders for approximately 9,500 units. In an effort to continually improve and enhance its products, IGT has submitted another new game to the Japanese gaming authorities for approval and continues to make enhancements on upcoming models. Barcrest KK, a Japanese subsidiary of IGT-UK, contributed 1,000 units during the year, which were imported from IGT-UK. Barcrest KK has applied for full membership in Nichidenkyo.

Latin America

   IGT sells casino-style gaming equipment to many legalized gaming jurisdictions in Latin America. To serve these markets, IGT has established offices in Buenos Aires, Argentina; Sao Paulo, Brazil; and Lima, Peru to market its products in the Latin American region. During fiscal 1998, IGT sold approximately 4,300 machines in the Latin American market as compared to approximately 3,300 machines in fiscal 1997. The increase was driven by sales to Argentina and Brazil.

Gaming Operations

   IGT's revenues and net income have been significantly enhanced through the growth in wide-area progressive systems, primarily in the North American markets. As of September 30, 1998, MegaJackpots were operating in 11 domestic jurisdictions under the following 21 names: Dollars Deluxe, Elvis, Fabulous Fifties, Five Deck Frenzy, High Rollers, Jeopardy!, Megabucks, Megapoker, Nickelmania, Nickels, Nickels Deluxe, Pinball Mania, Pokermania, Quartermania, Quarters Deluxe, Slotopoly, Super Megabucks, Supernickel Mania, Totem Pole, Wheel of Fortune and Wheel of Gold. Typically, IGT maintains the ownership of machines which comprise the systems and operates the systems for the casinos. IGT collects a percentage of the money played on the machines to fund the jackpots and cover its expenses for operating the systems.

   The following table presents MegaJackpots information by jurisdiction at September 30, 1998.


                      Number      Number
                        of          of
                     Systems     Machines
Jurisdiction
  Nevada.......         15        6,200
  New Jersey...         16        2,600
  Riverboat             36        2,100
markets........
  Native American       15        1,800
  Other domestic         7          700
  International          3          500
                       ---          ---
     Total.....         92       13,900
                       ===       ======

   IGT strives to continually provide innovation and enhanced player appeal to its MegaJackpots line. This has been accomplished through the introduction of games with multiple features and second event bonusing incorporating popular themes including Jeopardy! and Wheel of Fortune. IGT's newest systems are also utilizing the Vision series platform. Slotopoly, introduced in September 1998 on the Vision platform, is the first system to provide an "Instant Winner" jackpot. Instant Winner systems provide smaller more frequent jackpots which are paid out immediately. All previous systems focused on large value jackpots paid out over 20 to 31 years. In early 1999, IGT introduced the first of two new Instant Winner systems when it introduced the Elvis game, featuring Elvis songs, video footage and trivia through use of the Vision series LCD and bonusing capabilities. The second system, Party Time, is a collection of four games incorporating a top box and bonusing features designed by Barcrest. IGT plans to introduce Party Time in 1999.

   IGT operates some of its MegaJackpots systems under joint marketing alliances with Anchor and Shuffle Master Gaming. One system offered through the joint venture with Anchor, the Wheel of Fortune, has grown from approximately 240 machines in Nevada and New Jersey in December 1996 to approximately 5,300 machines in 9 jurisdictions as of September 30, 1998. Other developments with the Anchor joint venture include Pinball Mania, Totem Pole and Wheel of Gold. There are approximately 600 of these machines operating in five jurisdictions. IGT also supplies some of its MegaJackpots games as "stand alone" games that are not linked to a progressive system in jurisdictions where progressive systems are currently awaiting approval. Approximately 540 stand alone games are operated in Colorado, Connecticut and Indiana, and each is leased on a per machine per day basis.

   IGT recognizes that all games, including MegaJackpot systems games, have a finite life cycle. As a result, IGT systematically replaces older systems experiencing declining play levels with new systems incorporating enhanced entertainment value and improved player appeal. This serves to increase for both IGT and the casino operators the revenue generated by the system overall as well as on a per unit basis. During fiscal 1998, IGT removed five MegaJackpot systems in three jurisdictions.

   The operation of linked progressive systems varies among jurisdictions as a result of different gaming regulations. In all jurisdictions, the casinos pay a percentage of the handle to IGT to fund the progressive jackpot. Funding of the progressive jackpot differs by jurisdiction but is generally administered by IGT. Jackpots are currently paid in equal installments over a 20 to 31 year period. Instant Winner jackpots will be paid out at the time they are won. In October 1998, federal legislation was passed which permits the jackpot winners to elect to receive a lump sum payment of the discounted value of progressive jackpots in lieu of annual installments. Before IGT can offer such payments to winners, regulatory agencies in each jurisdiction must also approve such payments. All approvals have been obtained except in New Jersey, where approval was not sought. In those jurisdictions which have approved lump sum payments, IGT currently offers new jackpot winners and jackpot winners who won after October 21, 1998, the option to receive a lump sum payment. After July 1, 1999, jackpot winners who won before October 21, 1998, will also be able to elect to receive a lump sum payment. Upon the winner's election to receive a lump sum payment, investments currently held by IGT to fund jackpot liabilities will be sold to make the lump sum payments to jackpot winners.

Marketing and Sales

Product Development

   The most significant factor influencing the purchase of all types of gaming machines is player appeal followed by a mix of elements including service, price, reliability, technical capability and the financial condition and reputation of the manufacturer. Player appeal is the combination of machine design, hardware, software and play features that ultimately improves the earning power of gaming machines and the operator's return on investment.

   To increase the player appeal of its machines, IGT has made significant investments in research and development of products tailored toward the specific demands of its customers (casino operators) as well as the users of its products (players). In this context, IGT has for a number of years developed annually more than 25 different game themes which are tested to measure player appeal. IGT uses Megatest, an on-line computerized testing and monitoring system, to evaluate and forecast acceptance of new products. Megatest uses a central computer to monitor the performance of games placed in a representative sample of casinos throughout the state of Nevada. The Megatest program allows IGT to test more games with greater accuracy and in a shorter time frame and results in the release of higher-performing games.

   In international markets, IGT's strategy is to respond to developing markets with local presence, customized games, new product introductions and local production where feasible.

Customer Service

   IGT considers its customer service department an important aspect of the overall marketing strategy and a key differentiating factor when operators purchase equipment. IGT typically provides a 90-day service and parts warranty for its gaming machines. IGT currently employs more than 400 trained sales and service personnel for customer assistance and maintains service offices domestically in 11 jurisdictions and internationally in Argentina, Australia, Brazil, England, Japan, New Zealand, Peru, South Africa and The Netherlands.

   IGT also provides customer education in the form of installation training at IGT locations, on-site training and videotape instruction. Other customer services include a 24-hour customer service hotline, a quarterly technical newsletter, customer notifications, a Slot Line newsletter for slot floor managers and program summary reports designed to answer specific software systems questions. The Technical Assistance Center is a fully staffed facility to provide 24-hour telephone support to all types of casino system customers. The Technical Assistance Center has access to a range of field support engineering resources to resolve technical issues.

   IGT also provides information to customers through a password protected Intranet website. Customers can access this product information network 24 hours a day, seven days a week. The system lets users view and download a variety of information related to IGT products and services. This system gives customers information on demand and provides a direct link for two-way communication between the customer and IGT.

Sales and Distribution

   IGT's products and services are sold to gaming operators and government entities which conduct gaming operations. During fiscal 1998, IGT's ten largest customers accounted for 25% of its gaming product sales. IGT markets gaming products and proprietary systems through its internal sales staff, agents and distributors. IGT employs more than 400 sales and service personnel in several United States office locations, as well as Australia, Canada, Europe, Latin America, New Zealand, South Africa and the United Kingdom.

   IGT uses distributors for sales to specific markets including Louisiana, New Jersey, New Zealand, Native American reservations, a Canadian maritime province, the Caribbean, France and Japan. Sodak was our exclusive distributor to Native American casinos prior to our announced acquisition of Sodak. IGT's agreements with distributors do not specify minimum purchases but generally provide that IGT may terminate the distribution agreement if certain performance standards are not met.

                            REGULATION AND LICENSING

   The manufacture, sale and distribution of gaming devices are subject to extensive state laws, regulations of the Nevada Commission and Nevada Control Board and various other gaming authorities as well as numerous county and municipal ordinances. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but primarily concern the responsibility, financial stability and character of gaming equipment manufacturers, distributors and operators, as well as persons financially interested or involved in gaming operations. Certain gaming authorities have the power under these laws to investigate any debt security holder of IGT. Gaming authorities may, in their discretion, require the holder of any debt security of IGT to file applications, be investigated and be found suitable to own the debt security of IGT. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, IGT has the right, at its option, to cause a holder of Exchange Notes to dispose of its Exchange Notes or to redeem its Exchange Notes in order to comply with gaming laws to which IGT is subject. See "Description of Exchange Notes -- Mandatory Disposition Pursuant to Gaming Laws." If a gaming authority determines that a person is unsuitable to own such security, then pursuant to gaming laws and regulations, IGT can be sanctioned, which could include the loss of its gaming approvals, if, without prior approval, it: (1) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (2) recognizes any voting right by such unsuitable person in connection with such securities; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

   If any Exchange Notes are held in trust by an agent or by a nominee, the record holder of any Exchange Notes may be required to disclose the identity of the beneficial owner of any Exchange Notes to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. IGT is also required to render maximum assistance in determining the identity of the beneficial owner.

   In addition, IGT may not make a public offering of any securities without the prior approval of various gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the gaming authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

   The filing of the registration statement with respect to the Exchange Notes constitutes a public offering of securities of IGT that will require the prior approval of the Nevada Commission and the Mississippi Gaming Commission. On July 24, 1997 and September 15, 1998, the Nevada Commission and the Mississippi Gaming Commission, respectively, granted IGT prior approval to make public offerings of securities for a period of two years subject to some conditions (a "Shelf Approval"). Each Shelf Approval may be rescinded for good cause without prior notice upon the issuance of any interlocutory stop order by the chairman of the Nevada Control Board or the Executive Director of the Mississippi Gaming Commission, as applicable. The Shelf Approvals do not constitute a finding, recommendation or approval by the Nevada Commission, the Nevada Control Board or the Mississippi Gaming Commission as to the accuracy or adequacy of the prospectus or the investment merits of the notes. Any representation to the contrary is unlawful.

   IGT's Shelf Approval in Nevada will expire on July 29, 1999, and IGT has filed an application with the Nevada Control Board and Nevada Commission for a new Shelf Approval which will be considered in July 1999. If this registration statement is declared effective by the SEC and the Exchange Offers commenced prior to July 29, 1999, no additional approvals of gaming regulators will be required in connection with the Exchange Offers. If the registration statement registering the Exchange Notes is not declared effective and the Exchange Offers are not commenced by July 29, 1999, IGT will be precluded from seeking effectiveness of such registration statement until a new Shelf Approval is granted by the Nevada Commission or the Nevada Commission approves such registration statement. There can be no assurance that a new Shelf Approval or the approval of the applicable registration statement will be granted in a timely fashion, or at all. The filing of the registration statement of which this prospectus is part or a shelf registration statement constitutes a public offering of securities which may require an approval in the province of Mpumalanga, South Africa. There can be no assurance that such approval would be granted in a timely fashion, or at all. In the event that any required approval is delayed or withheld, IGT may be required to pay Special Interest (as defined) and trading in the Outstanding Notes would continue to be subject to the limitations described in "Exchange Offers; Registration Rights."

   For a more complete description of the various gaming regulatory requirements applicable to IGT, see "Business-Government Regulation" in IGT's Annual Report on Form 10-K for the fiscal year ended September 30, 1998.

                        DESCRIPTION OF THE EXCHANGE NOTES

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Company" and "we" refer only to International Game Technology and not to any of its Subsidiaries.

   The Company will issue the Exchange Notes under the Indenture for the Outstanding Notes dated as of May 19, 1999 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee").

   We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Exchange Notes. A copy of the Indenture is available upon request to the Company at the address set forth under "Where You Can Find More Information."

General

   The Exchange Notes will be limited to $1.0 billion aggregate principal amount, consisting of $400 million principal amount of Senior Exchange Notes due 2004 and $600 million principal amount of Senior Exchange Notes due 2009. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The Company will issue Exchange Notes only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

   The Senior Exchange Notes Due 2004. Each Senior Exchange Note due 2004 will bear interest from May 19, 1999, at 7.875% per annum, payable semiannually on May 15 and November 15 of each year, commencing November 15, 1999, to the Person in whose name the Senior Exchange Note due 2004 is registered, subject to certain exceptions as provided in the Indenture, at the close of business on May 1 or November 1 (each a "Record Date"), as the case may be, immediately preceding such May 15 or November 15. The Senior Exchange Notes due 2004 will mature on May 15, 2004 and are not subject to any sinking fund provision.

   The Senior Exchange Notes Due 2009. Each Senior Exchange Note due 2009 will bear interest from May 19, 1999, at 8.375% per annum, payable semiannually on May 15 and November 15 of each year, commencing November 15, 1999, to the Person in whose name the Senior Exchange Note due 2009 is registered, subject to certain exceptions as provided in the Indenture, at the close of business on the Record Date immediately preceding such May 15 or November 15. The Senior Exchange Notes due 2009 will mature on May 15, 2009 and are not subject to any sinking fund provision.

   The interest rate on the Outstanding Notes will increase if:

     (1) the Company does not file either:

        (A) a registration  statement to allow for the Exchange
            Offers or

        (B) a resale shelf registration statement for the Outstanding Notes;

     (2) the registration statement referred to above is not declared effective on a timely basis; or

     (3) certain other conditions are not satisfied.

   You should refer to the description under the heading "Exchange Offers; Registration Rights" for a more detailed description of the circumstances under which the interest rate will increase.

Ranking

   The Exchange Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with any existing and future senior debt of the Company and will be senior in right of payment to all future subordinated debt of the Company. As of April 3, 1999, after giving effect to the offering of the Outstanding Notes, the application of the proceeds thereof and the Exchange Offers, the Company would have had, on a consolidated basis, approximately $1.0 billion of senior debt outstanding.

   Except as described under the covenant "Future Subsidiary Guarantors," all existing and future debt and other liabilities, including the claims of trade creditors and claims of preferred stockholders, if any, of the Company's Subsidiaries, will be effectively senior to the Exchange Notes. As of April 3, 1999, after giving effect to the offering of the Outstanding Notes and application of the proceeds thereof, the total balance sheet liabilities of the Company's Subsidiaries were approximately $643 million, of which approximately $528 million were jackpot liabilities offset on a dollar-for-dollar basis by U.S. Treasury securities and cash. The Exchange Notes also will be effectively subordinated to any secured debt of the Company to the extent of the value of the assets securing such debt.

Subsidiary Guarantees

   The Exchange Notes will not be guaranteed when issued.

   Under the circumstances described below under "Certain Covenants -- Future Subsidiary Guarantors," one or more Subsidiary Guarantors will jointly and severally Guarantee the Company's payment obligations under the Exchange Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will be an unsecured senior obligation of such Subsidiary Guarantor.

   Certain consolidations, mergers and dispositions of Property may result in the addition of additional Subsidiary Guarantors or the release of Subsidiary Guarantors. See "Future Subsidiary Guarantors."

   Each of the Company and any Subsidiary Guarantor will agree to contribute to any Subsidiary Guarantor which makes payments pursuant to its Subsidiary
Guarantee, as applicable, an amount equal to the Company's or such Subsidiary Guarantor's proportionate share of such payment, based on the net worth of the Company or such Subsidiary Guarantor relative to the aggregate net worth of the Company and the Subsidiary Guarantors.

Optional Redemption

   We may redeem all or a portion of the Exchange Notes of either series at any time as set forth below. We will mail notice to registered holders of the Exchange Notes of the applicable series of our intent to redeem on not less than 30 or more than 60 days' notice. We may redeem such Exchange Notes at a redemption price equal to the greater of:

      o 100% of the principal amount plus accrued interest to the redemption date; or

      o the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of the interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 37.5 basis points in the case of the Senior Exchange Notes due 2004 and 50.0 basis points in the case of the Senior Exchange Notes due 2009, in each case plus accrued interest on the principal amount being redeemed to the redemption date.

   "Treasury Rate" means, with respect to any redemption date, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term ("Remaining Life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

   "Independent Investment Banker" means Salomon Smith Barney Inc. or one of the other Reference Treasury Dealers identified in clause (a) of the definition thereof appointed by the Company.

   "Reference Treasury Dealer" means (a) each of Salomon Smith Barney Inc., BNY Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, provided that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer and (b) any other Primary Treasury Dealer selected by us.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

Mandatory Disposition Pursuant to Gaming Laws

   Each holder, by accepting an Exchange Note in exchange for their Outstanding Notes, shall be deemed to have agreed that if the gaming authority of any jurisdiction in which the Company or any of its Subsidiaries does business requires that a Person who is a holder or the beneficial owner of Exchange Notes be licensed, qualified or found suitable under applicable gaming laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option:

      o to require such Person to dispose of its Exchange Notes or beneficial interest therein within 30 days of receipt of notice of the Company's election or such earlier date as may be requested or prescribed by such gaming authority, or

      o to redeem such Exchange Notes at a redemption price equal to:

      (1) the lesser of

        (a) such Person's cost and

        (b) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability, which may be less than 30 days following the notice of redemption if so required or prescribed by the applicable gaming authority or

      (2) such other amount as may be required by applicable law or by order of any applicable gaming authority.

   The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The Company shall not be responsible for any costs or expenses any such holder may incur in connection with its application for a license, qualification or a finding of suitability.

Repurchase  at the  Option  of  Holders  Upon a Change  of  Control
Triggering Event

   Upon the occurrence of a Change of Control Triggering Event, each holder of Exchange Notes shall have the right to require the Company to repurchase all or any part of such holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   Within 30 days following any Change of Control Triggering Event, the Company shall:

      (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or a similar business news service in the United States and

      (b) send, by first-class mail, with a copy to the Trustee, to each holder of Exchange Notes, at such holder's address appearing in the security register, a notice stating:

      o that a Change of Control Triggering Event has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control Triggering Event" and that all Exchange Notes timely tendered will be accepted for payment;

      o the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

      o the circumstances and relevant facts regarding the Change of Control Triggering Event;

      o the procedures that holders of Exchange Notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of Exchange Notes must follow in order to withdraw an election to tender Exchange Notes (or portions thereof) for payment.

   The Company will comply, to the extent  applicable,  with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

   The Change of Control repurchase feature is a result of negotiations between the Company and the initial purchasers of the Outstanding Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

   The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, if the Company disposes of less than all its assets by any of the means described above, the ability of a holder of Exchange Notes to require the Company to repurchase its Exchange Notes may be uncertain. In such a case, holders of the Exchange Notes may not be able to resolve this uncertainty without resorting to legal action.

   The Existing Credit Facilities provide that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under such existing debt. Other future debt of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. Moreover, the exercise by holders of Exchange Notes of their right to require the Company to repurchase such Exchange Notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Exchange Notes in connection with a Change of Control Offer would result in a default under the Indenture. Such a default would, in turn, constitute a default under other existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the Exchange Notes of a series as a result of a Change of Control Triggering Event may be waived or modified at any time prior to the occurrence of such Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the Exchange Notes of such series. See "Modification and Waiver".

   The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all of the notes validly tendered and not withdrawn under such Change of Control Offer.

Repurchase at the Option of Holders Upon Granting of Lien

   Until the earlier of (a) approval by the Nevada gaming authorities of an agreement by the Company as contemplated by the covenant described under "Limitation on Liens" not to grant a Lien on the Capital Stock of its Wholly Owned Subsidiary that currently holds the Company's domestic gaming licenses (the "License Subsidiary") or (b) a registered public offering of Exchange Notes pursuant to a Shelf Approval that includes prior approval of such covenant (such earlier date being referred to herein as the "Put Fall-Away Date"), if the Company shall grant any Lien on the Capital Stock of the License Subsidiary (a "Put Event"), each holder of Exchange Notes shall have the right to require the Company to repurchase all or any part of such holder's Exchange Notes pursuant to the offer described below (the "Put Event Offer") at a purchase price (the "Put Event Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   Within 30 days following any Put Event, the Company shall:

      (1) cause a notice of the Put Event Offer to be sent at least once to the Dow Jones News Service or a similar business news service in the United States and

      (2) send, by first-class mail, with a copy to the Trustee, to each holder of Exchange Notes, at such holder's address appearing in the security register, a notice stating:

       o that a Put Event has occurred and a Put Event Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon Granting of Lien" and that all Exchange Notes timely tendered will be accepted for payment;

       o the Put Event Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

       o the  circumstances  and relevant  facts  regarding the Put
         Event; and

       o the procedures that holders of Exchange Notes must follow in order to tender their Exchange Notes (or portions thereof) for payment, and the procedures that holders of Exchange Notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

   The Company will comply, to the extent  applicable,  with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to a Put Event Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

   The exercise by holders of Exchange Notes of their right to require the Company to repurchase such Exchange Notes could cause a default under existing or future debt of the Company due to the financial effect of such repurchase on the Company. In addition, the Company's ability to pay cash to holders of Exchange Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Exchange Notes in connection with a Put Event would result in a default under the Indenture. Such a default would, in turn, constitute a default under other existing debt of the Company, and may constitute a default under future debt as well. The Company's obligation to make an offer to repurchase the Exchange Notes of a series as a result of a Put Event may be waived or modified at any time prior to the occurrence of such Put Event with the written consent of the holders of a majority in principal amount of the Exchange Notes of such series. See "Modification and Waiver".

   The Company has no plans to effect any Put Event.

Certain Covenants

   Covenant Suspension. During any period of time that:

      (a) the Exchange Notes have Investment Grade Ratings from both Rating Agencies and

      (b) no Default or Event of Default has occurred and is continuing under the Indenture,

the Company and the Subsidiaries will not be subject to the covenants described under "-- Limitation on Indebtedness" and "-- Future Subsidiary Guarantors" (the "Suspended Covenants") and any Subsidiary Guarantees existing at such time shall be released. In the event that the Company and the Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Subsidiaries will thereafter again be subject to the Suspended Covenants.

   Limitation on Indebtedness. The Company shall not, and shall not permit any Subsidiary to, Incur, directly or indirectly, any Indebtedness unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

      (1) after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.50 to 1.00, or

      (2) such Indebtedness is Permitted Indebtedness.

      The term "Permitted Indebtedness" is defined to include the following:

         (a)  Indebtedness  of the Company  evidenced  by the notes
      and  of   Subsidiary   Guarantors   evidenced  by  Subsidiary
      Guarantees;

         (b) Indebtedness of the Company under Credit Facilities, provided that the aggregate principal amount of all such Indebtedness under Credit Facilities at any one time outstanding shall not exceed $250.0 million;

         (c) Indebtedness in respect of Capital Lease Obligations and Purchase Money Indebtedness, provided that:

            (1) the aggregate principal amount of such Indebtedness does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

            (2) the aggregate principal amount of all Indebtedness Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Indebtedness Incurred and then outstanding in respect of Indebtedness previously Incurred pursuant to this clause
         (c)) does not exceed $25.0 million;

         (d) Indebtedness of the Company owing to and held by any Wholly Owned Subsidiary and Indebtedness of a Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof;

         (e) Indebtedness of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or otherwise became a Subsidiary (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company), provided that at the time such Subsidiary was acquired by the Company or otherwise became a Subsidiary and after giving effect to the Incurrence of such Indebtedness, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (1) of the first paragraph of this covenant;

         (f) Indebtedness under Interest Rate Agreements entered into by the Company or a Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant, including the Notes;

         (g) Indebtedness under Currency Exchange Protection Agreements entered into by the Company or a Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Subsidiary in the ordinary course of business and not for speculative purposes;

         (h) Indebtedness in connection with one or more standby letters of credit, completion guarantees, performance or surety bonds and banker's acceptances issued by the Company or a Subsidiary in the ordinary course of business (including pursuant to contractual, lease, license, worker's compensation or self-insurance obligations) and not in connection with the borrowing of money or the obtaining of advances or credit;

         (i) any Guarantee by the Company of Indebtedness or other obligations of any of its Subsidiaries so long as the Incurrence of such Indebtedness or other obligations of such Subsidiaries is permitted under the terms of the Indenture;

         (j) Indebtedness arising from agreements of the Company and its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any assets, business or Subsidiary;

         (k)  Indebtedness   outstanding  on  the  Issue  Date  not
      otherwise described in clauses (a) through (j) above;

         (l)   Indebtedness  in  an  aggregate   principal   amount
      outstanding at any one time not to exceed $25.0 million; and

         (m)  Permitted   Refinancing   Indebtedness   Incurred  in  respect  of
      Indebtedness Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c), (e) and (k) above.

      Notwithstanding  anything to the  contrary  contained in this covenant,

         (a) the Company shall not, and shall not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guaranty, as the case may be, to at least the same extent as such Subordinated Obligations, and

         (b) the Company shall not permit any Subsidiary that is not a Subsidiary Guarantor to Incur any Indebtedness pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Indebtedness of the Company or any Subsidiary Guarantor.

   For purposes of determining compliance with this covenant, Indebtedness need not be permitted solely by reference to one provision but may be permitted in part by one such provision and in part by one or more other provisions of this section permitting such Indebtedness and in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (m) of the definition thereof, the Company shall, in its sole discretion, classify such item of Indebtedness on the date of its Incurrence in any manner that complies with this covenant.

   Limitation on Liens. The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Property or any Indebtedness or shares of Capital Stock of any Subsidiaries, whether owned on the Issue Date or thereafter acquired, without making effective provision whereby the notes shall be secured equally and ratably with (or, at the option of the Company, prior to) any and all other obligations and Indebtedness thereby secured; provided, however, that the foregoing restriction shall not apply to:

      (a) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

      (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law on the Property of the Company or any Subsidiary arising in the ordinary course of business and securing payment of obligations which are not yet delinquent or which are being contested in good faith;

      (c) Liens on the Property of the Company or any Subsidiary incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature, in each case which are not incurred in connection with the payment of Indebtedness;

      (d) Liens on Property at the time the Company or any Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Subsidiary; provided that such Lien was not Incurred in connection with or in contemplation of such acquisition, and provided, further that any such Lien may not extend to any other Property of the Company or any Subsidiary except as otherwise provided herein;

      (e) Liens on the Property of a Person at the time such Person becomes a Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Subsidiary which is not a direct Subsidiary of such Person except as otherwise provided herein;

      (f) pledges or deposits by the Company or any Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

      (g) Liens on Property to secure Indebtedness permitted to be incurred pursuant to clause (c) of the definition of Permitted Indebtedness, provided that such Lien may not extend to any Property of the Company or any Subsidiary other than the Property acquired, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such Property;

      (h) rights of way, zoning restrictions, minor defects or irregularities in title, covenants and restrictions, licenses, easements, building restrictions and such other encumbrances or charges against real Property;

      (i) Liens arising out of judgments or decrees which involve uninsured amounts not exceeding $15.0 million (or the foreign currency equivalent) and which are being contested in good faith, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

      (j) Liens consisting of leases, subleases or licenses (including licenses of patents, trademarks and other intellectual property) granted to third parties in the ordinary course of business of the Company or any Subsidiary, and interests or title of a lessor, sublessor or licensor under any lease or license;

      (k) Liens incurred pursuant to regulatory requirements to secure the performance of obligations of the Company or any Subsidiary in connection with liabilities to jackpot winners and potential jackpot winners;

      (l) Liens existing on the Issue Date and not otherwise described in clauses (a) through (k) above; or

      (m) Liens on the Property of the Company or any Subsidiary to secure any Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (d), (e), (g) or (l) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause (d), (e), (g) or (l) above, as the case may be, at the time of such Refinancing and (ii) an amount necessary to pay any premiums, fees and other expenses incurred by the Company or any Subsidiary in connection with such Refinancing.

   Notwithstanding the foregoing provisions of this covenant, the Company may, and may permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Property which is not excepted by clauses (a) through (m) above without equally and ratably securing the notes, provided that the aggregate amount of all Indebtedness then outstanding secured by such Lien and all other Liens not specifically excepted pursuant to clauses (a) through (m) above does not exceed 15% of Consolidated Net Tangible Assets at the end of the immediately preceding fiscal year of the Company.

   Further, notwithstanding the foregoing provisions, this covenant shall not prohibit any Lien on the Capital Stock of the License Subsidiary prior to the Put Fall-Away Date.

   Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary to, directly or indirectly, sell or transfer (other than to the Company or a Subsidiary) any Property owned on the date of the Indenture or thereafter acquired with the intention that the Company or any Subsidiary shall take back a lease thereof (a "Sale and Leaseback Transaction") unless the Company or such Subsidiary would be entitled to:

      (a) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "Limitation on Indebtedness"; and

      (b) create a Lien on such Property securing such Attributable Debt without equally and ratably securing the notes as described above under "Limitation on Liens".

   Future Subsidiary Guarantors. The Company shall cause each Domestic Subsidiary (other than the Spin For Cash Joint Venture as long as the Company owns 50% or less of the equity interests therein) having an aggregate of $10.0 million or more of Indebtedness or Preferred Stock outstanding at any time to promptly execute and deliver to the Trustee a Subsidiary Guarantee, provided that (a) with respect to any Subsidiary acquired after the Issue Date in accordance with the terms of this Indenture, any Indebtedness or Preferred Stock outstanding on or prior to the date on which such Subsidiary was acquired by the Company (unless such Indebtedness or Preferred Stock was Incurred or issued, as applicable, as consideration, or to provide all or any portion of the funds or credit support utilized to consummate, the transactions or series of transactions pursuant to which such Subsidiary became a Subsidiary or was otherwise acquired by the Company), (b) Indebtedness in respect of Capital Lease Obligations and Purchase Money Indebtedness and (c) intercompany Indebtedness shall not be considered for purposes of this covenant. In addition, any Subsidiary that Guarantees Indebtedness of the Company will be required to execute and deliver to the Trustee a Subsidiary Guarantee.

   Notwithstanding the foregoing, the License Subsidiary shall not be subject to the foregoing covenant until the earlier of such time as (1) prior approval of such covenant with respect to the License Subsidiary is received in Nevada or
(2) a registered public offering of the Exchange Notes is made pursuant to a Shelf Approval that includes a prior approval of such covenant (the "Applicable Date"). Further, notwithstanding any other covenant described herein, until the Applicable Date, the License Subsidiary shall not Incur any Indebtedness or take any other action whatsoever that would have required it to execute and deliver a Subsidiary Guarantee but for the immediately preceding sentence.

   Each Subsidiary Guarantee shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer of all of the Capital Stock in, or all or substantially all the assets of, such Subsidiary Guarantor (in each case other than to the Company or an affiliate of the Company).

Mergers and Sales of Assets

   The Company may not consolidate with or merge into any other corporation or sell, convey, lease or transfer its Properties and assets substantially as an entirety in any one transaction or series of transactions unless:

      (a) the corporation formed by such consolidation or into which the Company is merged or the Person to which the Properties and assets of the Company are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the Trustee a supplemental indenture expressly assuming the due and punctual payment when due of the principal of and interest (including Special Interest, if any) on the Exchange Notes and the performance of each of the other covenants of the Company under the Indenture,

      (b) each Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture confirming the obligation of such Subsidiary Guarantor to pay the principal of and interest (including Special Interest, if any) on the notes pursuant to such Subsidiary Guarantor's Subsidiary Guarantee,

      (c) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing,

      (d) such surviving corporation or such Person, as the case may be, shall not immediately thereafter have outstanding Indebtedness secured by any Liens not permitted by the Indenture or shall have secured the notes equally and ratably with (or, at the option of the Company, prior to) any Indebtedness secured thereby, and

      (e) in the case of a sale, conveyance, lease or other transfer of assets substantially as an entirety, such Property and assets shall have been transferred as an entirety or virtually as an entirety to one Person.

Events of Default

   The Indenture defines an "Event of Default" with respect to the Exchange Notes of each series as being any one of the following events:

      (a) default for 30 days in any payment of interest (including Special Interest, if any) on any Exchange Note of such series;

      (b) default in the payment of all or any part of the principal of any Exchange Note of such series when due (whether at maturity, upon acceleration or otherwise);

      (c) default, for 60 days after written notice thereof, in performance of any other term, covenant or agreement in the Indenture;

      (d) default on other Indebtedness of over $30.0 million (or its foreign currency equivalent), after the applicable grace period, which results in acceleration of the maturity of such Indebtedness or failure to pay such Indebtedness at final maturity;

      (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company and its Significant Subsidiaries (as that term is defined in Regulation S-X, Rule 1-02(w)); or

      (f) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guarantee) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

   In case an Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all of the Exchange Notes of the applicable series then outstanding may declare such principal amount to be due and payable immediately.

   The Indenture requires the Company to file annually with the Trustee an officers' certificate as to whether there has been any default under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Exchange Notes of any default (except in payment of principal or interest (including Special Interest, if any)) if it considers such to be in the interest of the holders of the Exchange Notes.

   Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the Exchange Notes of a series unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in aggregate principal amount of the Exchange Notes of the applicable series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Exchange Notes of such series.

   No holder of any Exchange Note of either series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

      (a) such holder shall have previously given to the Trustee written notice of a continuing Event of Default,

      (b) the holders of at least 25% in aggregate principal amount of all of the Exchange Notes of such series then outstanding shall have made written request to the Trustee to institute such proceeding as Trustee,

      (c) such holder or holders shall have offered to the Trustee reasonable indemnity,

      (d) the Trustee shall have failed to institute such proceeding within 60 days after receipt of notice from such holders, and

      (e) the Trustee shall not have received from the holders of a majority in aggregate principal amount of the Exchange Notes of such series then outstanding a direction inconsistent with such request.

However, the holder of any Exchange Note will have an absolute right to receive payment of the principal of and interest on such Exchange Note when due and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

Modification and Waiver

   Certain modifications and amendments of the Indenture as it relates to a series may be made by the Company, the Subsidiary Guarantors and the Trustee only with the consent of the holders of not less than a majority in aggregate principal amount of all of the Exchange Notes of such series then outstanding, provided that no such modification or amendment may, without the consent of the holder of each Exchange Note of such series affected thereby,

      (a) change the Stated Maturity of the principal of, or any installment of interest (including Special Interest, if any) on, any such Exchange Note;

      (b) reduce the principal amount of or the rate of interest (including Special Interest, if any) on any such Exchange Note;

      (c) change the place of payment where, or the coin or currency in which, any principal of and interest (including Special Interest, if any) on any such Exchange Note is payable;

      (d) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Exchange Note;

      (e) at any time after a Change of Control Triggering Event or Put Event has occurred, change the time at which the Change of Control Offer or Put Event Offer related thereto must be made or at which the Exchange Notes must be repurchased pursuant to such Change of Control Offer or Put Event Offer; or

      (f) reduce the above-stated percentage of Exchange Notes of any series then outstanding the consent of the holders of which is necessary to modify or amend the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

   The holders of not less than a majority in aggregate principal amount of all of the Exchange Notes of a series then outstanding may waive (a) compliance by the Company or any Subsidiary Guarantor with certain restrictive provisions of the Indenture or (b) compliance by the Company or any Subsidiary Guarantor with any other provision of the Indenture, including a past default under the Indenture, except a default in the payment of the principal of or interest on any Exchange Note or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each Exchange Note of such series affected thereby.

Defeasance of Notes or Certain Covenants

   Defeasance and Discharge. The Indenture provides that the Company shall be deemed to have paid and discharged all obligations in respect of the Exchange Notes of any series (except for certain obligations to register the transfer or exchange of Exchange Notes, to replace stolen, lost or mutilated Exchange Notes, to maintain paying agencies and hold money for payment in trust) on the 93rd day after the date of deposit with the Trustee, in trust, of money or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay each installment of principal and interest on the Exchange Notes of such series on the Stated Maturity of such payments, in accordance with the terms of the Indenture and such Exchange Notes. Such discharge may only occur if, among other things, the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, and in the same manner and at the same time, as would have been the case if such deposit, defeasance and discharge had not occurred.

   Defeasance of Certain Covenants. The Indenture provides that the Company may elect to omit to comply with the restrictive covenants of the Indenture described under "Limitation on Indebtedness", "Limitation on Liens", "Limitation on Sale and Leaseback Transactions" and "Future Subsidiary Guarantors" and with the provisions described under "Repurchase at the Option of Holders upon a Change of Control Triggering Event" and "Repurchase at the Option of Holders Upon Granting of a Lien" with respect to the Exchange Notes of any series if the Company deposits with the Trustee, in trust, money or U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay each installment of principal and interest on the notes of such series on the Stated Maturity of such payments, in accordance with the terms of the Indenture and such Exchange Notes. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of the Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and will be subject to federal income tax on the same amount, and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred.

Certain Definitions

   "Approved Investments" means any Investment (a) approved by the Nevada Commission and (b) rated AA (or the equivalent) or higher by S&P and Aa2 (or the equivalent) or higher by Moody's.

   "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Subsidiary (other than directors' qualifying shares or investments by foreign nationals mandated by applicable law) or (b) any other assets of the Company or any Subsidiary outside of the ordinary course of business of the Company or such Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary and (ii) any disposition effected in compliance with the covenant described under "Merger and Sales of Assets").

   "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Indebtedness represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the present value (determined in accordance with GAAP) of the total obligations of the lessee for net rental payments (after excluding amounts paid in respect of insurance, taxes, assessments, utilities, labor and similar charges not relating to payments for use of the Property) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

   "Business Day" means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York and Nevada.

   "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of

"Certain Covenants--Limitation on Liens", a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

   "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including
Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

   "Change  of  Control"   means  the  occurrence  of  any  of  the
following events:

      (a) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of the Company (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

      (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Subsidiaries (other than sales of investments held to fund jackpot liabilities to make lump sum payments to jackpot winners), considered as a whole to another person (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person or any other Person merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

        (1) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and

        (2) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

      (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

      (d) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

   "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Rating Decline with respect to the Exchange Notes.

   "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of:

      (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

      (b) Consolidated Interest Expense for such four fiscal quarters;

   provided, however, that (i) if

        (A) since the beginning of such period the Company or any Subsidiary has
      Incurred  any  Indebtedness   that  remains   outstanding  or  Repaid  any
      Indebtedness or

        (B)  the   transaction   giving  rise  to  the  need  to  calculate  the
      Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Indebtedness, then

   Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Indebtedness was Incurred or Repaid on the first day of such period, provided that, in the event of any such Repayment of Indebtedness, EBITDA for such period shall be calculated as if the Company or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Indebtedness, and

      (ii) if

        (A) since the beginning of such period the Company or any Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

        (B)  the   transaction   giving  rise  to  the  need  to  calculate  the
      Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition or

        (C) since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Company or any Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then

      EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

   If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the base interest rate in effect for such floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (i) above, to have Repaid during such period the Indebtedness of such Subsidiary to the extent the Company and its continuing Subsidiaries are no longer liable for such Indebtedness after such sale.

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries (excluding interest expense attributable to Jackpot Liabilities), plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Subsidiaries,

      (a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations,

      (b) amortization of debt discount and debt issuance cost, including commitment fees,

      (c) capitalized interest,

      (d) non-cash interest expenses,

      (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

      (f) net costs associated with Hedging Obligations (including amortization of fees),

      (g) Disqualified Stock Dividends,

      (h) Preferred Stock Dividends,

      (i) interest Incurred in connection with Investments in discontinued operations,

      (j) unpaid interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Subsidiary, and

      (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

      (a) any net income (loss) of any Person (other than the Company) if such Person is not a Subsidiary, except that:

        (1) subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (b) below), and

        (2) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income,

      (b) any net income (loss) of any Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company (which restrictions have not been permanently waived), except that:

        (1) subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Subsidiary during such period to the Company or another Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Subsidiary, to the limitation contained in this clause), and

        (2) the Company's equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income,

      (c) any gain (but not loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business, provided that any loss associated with the sale of U.S. Treasury securities in connection with the July 1999 lump sum election period shall not be included in such Consolidated Net Income,

      (d) any extraordinary gain or loss,

      (e) any interest income from investments purchased to fund Jackpot Liabilities,

      (f)  the   cumulative   effect  of  a  change  in  accounting
  principles during such period and

      (g) any non-cash compensation expense realized for grants of restricted stock, performance shares, stock options or other rights to officers, directors and employees of the Company or any Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of the Company (other than Disqualified Stock).

   "Consolidated Net Tangible Assets" means the total amount of assets of the Company and its consolidated Subsidiaries (less applicable reserves) after deducting therefrom: (a) all current liabilities of the Company and its consolidated Subsidiaries (excluding intercompany items among the Company and its consolidated Subsidiaries and excluding any current liabilities constituting Funded Indebtedness by reason of being renewable or extendable) and (b) goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, such assets and exclusions and deductions therefrom to be in such amounts, if any, as would appear on a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the date of computation, prepared in accordance with GAAP applied on a consistent basis.

   "Credit Facilities" means, with respect to the Company or any Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the Existing Credit Facilities) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or letters of credit, in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

   "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

      (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

      (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

      (c) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the date which is 91 days after the latest Stated Maturity of any of the notes then outstanding; provided, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

   "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

   "Domestic   Subsidiary"  means  any  Subsidiary  other  than  (a)  a  Foreign
Subsidiary or (b) a Subsidiary of a Foreign Subsidiary.

   "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Subsidiaries:

      (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

        (1) the provision for taxes based on income or profits or utilized in computing net loss,

        (2) Consolidated Interest Expense,

        (3) depreciation,

        (4) amortization, and

        (5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

      (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period or represents a reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, in either case taken after the Issue Date).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its shareholders.

   "Event of Default" has the meaning set forth under "Events of Default".

   "Existing Credit Facilities" means the Credit Agreement dated as of May 22, 1997, as amended, supplemented or otherwise modified from time to time, by and among the Company, the lenders party thereto, The Bank of New York, as Administrative Agent, Wells Fargo Bank, National Association, as Documentation Agent, and the other Co-Agents named therein.

   "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors of the Company and evidenced by a resolution of such Board of Directors, dated within 30 days of the relevant transaction, delivered to the Trustee.

   "Foreign Subsidiary" means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

   "Funded Indebtedness" means, with respect to any Person, Indebtedness of such Person if such Indebtedness shall be payable more than one year from the date of such computation or shall be extendable or renewable at the option of such Person to a time more than one year after the date of computation; and all guarantees (direct or indirect) of such Indebtedness of others.

   "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

      (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

      (b) in the statements and pronouncements of the Financial Accounting Standards Board,

      (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

      (d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

      (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

      (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business.

   The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

   "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

   "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that solely for purposes of determining compliance with "Certain Covenants--Limitation on Indebtedness", amortization of debt discount shall not be deemed to be the Incurrence of Indebtedness, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      (a) the principal of and premium (if any) in respect of:

        (1) debt of such Person for money borrowed, and

        (2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

      (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

      (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

      (e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

      (f) all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

      (g) all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

      (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person;

provided, however, that notwithstanding the foregoing, there shall be excluded from the definition of Indebtedness all obligations with respect to Jackpot Liabilities but only to the extent such obligations are offset by U.S. Treasury securities, cash designated for satisfying such liabilities and other Approved Investments on the Company's balance sheet to be used to satisfy such obligations.

   The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Indebtedness represented by a Hedging Obligation shall be equal to:

        (1) zero if such Hedging Obligation has been Incurred pursuant to clause
      (f) or (g) of the definition of the term Permitted Indebtedness, or

        (2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

   "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

   "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

   "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

   "Issue Date" means the date on which the notes are initially issued.

   "Jackpot Liabilities" means discounted payments due to winners for jackpots won and amounts accrued for jackpots not yet won that are contractual obligations of the Company to the extent that such liabilities are offset dollar-for-dollar by U.S. Treasury securities, cash designated for satisfying such liabilities and other Investments.

   "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

   "Moody's"  means  Moody's   Investors   Service,   Inc.  or  any
successor to the rating agency business thereof.

   "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

   "Permitted Refinancing Indebtedness" means any Indebtedness that Refinances any other Indebtedness, including any successive Refinancings, so long as:

      (a) such Indebtedness is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

        (1) the aggregate  principal  amount (or if Incurred with original issue
      discount,   the  aggregate   accreted  value)  then   outstanding  of  the
      Indebtedness being Refinanced, and

        (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing,

      (b) the Average Life of such Indebtedness is equal to or greater than the Average Life of the Indebtedness being Refinanced,

      (c) the Stated Maturity of such Indebtedness is no earlier than the Stated Maturity of the Indebtedness being Refinanced, and

      (d) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being Refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or a Subsidiary Guarantor.

   "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

   "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

   "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with
Article  11  of  Regulation  S-X  promulgated   under  the  Securities  Act,  as
interpreted in good faith by the Board of Directors of the Company after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors of the Company after consultation with the independent certified public accountants of the Company, as the case may be.

   "Property" means, with respect to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its subsidiaries under GAAP.

   "Purchase Money Indebtedness" means Indebtedness:

     (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds and

     (b) Incurred to finance the acquisition, construction or lease by the Company or a Subsidiary Guarantor of such Property, including additions and improvements thereto;

provided, however, that such Indebtedness is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Subsidiary Guarantor.

   "Rating Agencies" mean Moody's and S&P.

   "Rating Date" means the date which is 90 days prior to the earlier of (a) a Change of Control and (b) public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control.

   "Rating Decline" means, with respect to the Exchange Notes, the occurrence of the following on, or within 90 days after, the earlier of the date of public notice of the occurrence of a Change of Control or of the intention of the Company to effect a Change of Control (which period shall be extended so long as the rating of the Exchange Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies): (a) in the event the Exchange Notes are assigned an Investment Grade Rating by both Rating Agencies on the Rating Date, the rating of the Exchange Notes by one of the Rating Agencies shall be below an Investment Grade Rating; or (b) in the event the Exchange Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies on the Rating Date, the rating of the Exchange Notes by at least one of the Rating Agencies shall be decreased by one or more gradations (including gradations within rating categories as well as between rating categories).

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Repay" means, in respect of any Indebtedness, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Indebtedness. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the definition of "Consolidated Interest Coverage Ratio", Indebtedness shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

   "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

   "Spin For Cash Joint Venture" means the Company's joint venture with Anchor Gaming called Spin For Cash on the Issue Date.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Subordinated Obligation" means any Indebtedness of the Company or any Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes or the applicable Subsidiary Guaranty pursuant to a written agreement to that effect.

   "Subsidiary" means (a) a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company and (b) the Spin For Cash Joint Venture.

   "Subsidiary Guarantor" means, unless released from its Subsidiary Guarantee as permitted by the Indenture, each Domestic Subsidiary that becomes a Guarantor of the notes pursuant to the covenant described under "Certain Covenants -- Future Subsidiary
Guarantors".

   "Subsidiary Guaranty" means a Guarantee on the terms set forth in the Indenture by a Subsidiary Guarantor of the Company's obligations with respect to the Exchange Notes.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Wholly Owned Subsidiary" means, at any time, a Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry System

   The Exchange Notes of each series will be initially issued in the form of one or more global certificates ("Global Securities") registered in the name of The Depository Trust Company ("DTC") or its nominee.

   Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Exchange Notes represented by such Global Security purchased by such persons in the Offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

   Payment of principal of and interest on Exchange Notes represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Exchange Notes represented thereby for all purposes under the Indenture. IGT has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

   A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Exchange Notes only if:

     (a) DTC notifies IGT that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act,

     (b) IGT in its discretion at any time determines not to have all the Exchange Notes represented by such Global Security, or

     (c) there shall have occurred and be continuing an Event of Default with respect to the Exchange Notes represented by such Global Security.

   Any Global Security that is exchangeable for certificated Exchange Notes pursuant to the preceding sentence will be exchanged for certificated Exchange Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Exchange Notes,

     (a) certificated Exchange Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

     (b) payment of principal of and interest on the certificated Exchange Notes will be payable, and the transfer of the certificated notes will be registrable, at the office or agency of IGT maintained for such purposes, and

     (c) no service charge will be made for any registration of transfer or exchange of the certificated Exchange Notes, although IGT may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

   So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Security for all purposes under the Indenture and the Exchange Notes. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Exchange Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Notes in definitive form and will not be considered to be the owners or holders of any Exchange Notes under such Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. IGT understands that under existing industry practices, in the event that IGT requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   DTC has advised IGT that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of IGT, the Trustee or the initial purchasers will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                      EXCHANGE OFFERS; REGISTRATION RIGHTS

  IGT agreed, jointly and severally, under a registration rights agreement with the initial purchasers of the Outstanding Notes, for the benefit of the holders of the Outstanding Notes, to keep the Exchange Offers open for not less than 20 days and not more than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offers is mailed to the holders of the Outstanding Notes.

   In the event that (a) applicable interpretations of the staff of the SEC do not permit IGT to effect such Exchange Offers, (b) for any other reason the registration statement registering the Exchange Notes is not declared effective within 180 days after the date of the original issuance of the Outstanding Notes or the Exchange Offers are not consummated within 210 days after the original issuance of the Outstanding Notes, (c) the initial purchasers of the Outstanding Notes so request with respect to Outstanding Notes not eligible to be exchanged for Exchange Notes in the Exchange Offers or (d) any holder of Outstanding Notes (other than an initial purchaser) is not eligible to participate in the Exchange Offers or does not receive freely tradable Exchange Notes in the Exchange Offers other than by reason of such holder being an affiliate of IGT (it being understood that the requirement that a Participating Broker-Dealer deliver this prospectus in connection with sales of Exchange Notes shall not result in such Exchange Notes being not "freely tradable"), IGT will, at its cost, (i) as promptly as practicable, file a shelf registration statement covering resales of the Outstanding Notes or the Exchange Notes, as the case may be, (ii) use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act and (iii) use its reasonable best efforts to keep the shelf registration statement effective until two years after the original issuance of the Outstanding Notes. IGT will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be. A holder selling such Outstanding Notes or Exchange Notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder (including certain indemnification obligations).

  If (a) on or prior to the 90th day following the date of original issuance of the Outstanding Notes, neither a registration statement registering the Exchange Notes nor the shelf registration statement has been filed with the SEC, (b) on or prior to the 180th day following the date of original issuance of the Outstanding Notes, the registration statement registering the Exchange Notes has not been declared effective, (c) on or prior to the 210th day following the date of original issuance of the Outstanding Notes, neither the Exchange Offers have been consummated nor the shelf registration statement has been declared effective or (d) after either the registration statement registering the Exchange Notes or the shelf registration statement has been declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Outstanding Notes or Exchange Notes in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d), a "Registration Default"), interest ("Special Interest") will accrue on the principal amount of the Outstanding Notes (in addition to the stated interest on the notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum following the occurrence of such Registration Default.

  The summary of certain provisions of the registration rights agreement is not complete and is subject to the provisions of the registration rights agreement. You may obtain a copy of the registration rights agreement upon request to IGT.

  Based upon no-action letters issued by the staff of the SEC to third parties, IGT believes that the Exchange Notes issued in the Exchange Offers in exchange for Outstanding Notes would generally be freely transferable after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents:

o that it is not an "affiliate," as defined in Rule 405 of the Securities Act, of IGT
o that it is acquiring the Exchange Notes in the ordinary course of its business and
o that it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

  provided that, in the case of broker-dealers, a prospectus meeting the requirements of the Securities Act be delivered as required. However, the SEC has not considered the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offers. Holders of Outstanding Notes wishing to accept the Exchange Offer must represent to IGT that the conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offers, where it acquired the Outstanding Notes exchanged for the Exchange Notes for its own account as a result of market-making or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with the resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. IGT has agreed that, for a period of 180 days after closing of the Exchange Offer, it will make this prospectus available to any broker-dealer for use in connection with the resale. A broker-dealer that delivers a prospectus to purchasers in connection with those resales will be subject to certain of the civil liability provisions under the Securities Act, and will be bound by the provisions of the Registration Agreement (including certain indemnification and contribution rights and obligations). See "The Exchange Offers-Resale of the Exchange Notes" and "Plan of Distribution."

  Each holder of the Outstanding Notes (other than certain specified holders) who wishes to exchange Outstanding Notes for Exchange Notes in the Exchange Offers will be required to represent

o    that it is not an affiliate of IGT,
o any Exchange Notes to be received by it will be acquired in the ordinary course of its business, and
o at the time of commencement of the Exchange Offers, it had no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

  If the holder is a broker-dealer who acquired the Outstanding Notes for its own account as a result of market-making or other trading activities, it may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to acknowledge that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. The SEC has taken the position that those broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes with the prospectus contained in the Exchange Offer registration statement, except that the prospectus cannot be used for a resale of an unsold allotment from the original sale of the Outstanding Notes. Under the registration rights agreement, IGT is required to allow those broker-dealers and any other persons subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer registration statement in connection with the resale of the Exchange Notes.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

  The following is a general discussion of the material United States federal income tax consequences that IGT expects to apply to holders. As used in this discussion, the term "Holder" means a holder of the Outstanding Notes who purchased the Outstanding Notes for cash in the original offering, exchanges the Outstanding Notes for Exchange Notes in the Exchange Offers, and holds the Outstanding Notes, and will hold the Exchange Notes, as capital assets. This discussion is a descriptive summary only and is not a complete technical analysis or listing of all potential tax considerations that may be relevant to holders. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, the applicable Treasury regulations, and public administrative and judicial interpretations of the Internal Revenue Code and applicable Treasury regulations, all of which are subject to change. Any change could be applied retroactively. This discussion is also based on the information contained in this prospectus and the related documents, and on certain representations from IGT as to factual matters. This discussion does not cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described in this discussion will have on, particular holders and does not address foreign, state, or local tax consequences. IGT has not sought and will not seek any ruling from the Internal Revenue Service with respect to the Exchange Notes. The Internal Revenue Service could take a different position concerning the tax consequences of the exchange of Outstanding Notes for Exchange Notes or the ownership or disposition of the Exchange Notes, and the Internal Revenue Service's position could be sustained by a court.

  The United States federal income tax consequences to a Holder may vary depending upon the Holder's particular situation or status. Some of the rules applicable to Holders that are subject to special rules under the Internal Revenue Code are not discussed below. Examples of these Holders include insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Exchange Notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities, traders in securities that elect to mark to market, and except as expressly addressed in this discussion, Non-U.S. Holders.

   For purposes of this discussion, a "U.S. Holder" means a beneficial owner of Exchange Notes that is a citizen or resident of the United States, a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the Unites States or of any political subdivision thereof (including the states and the District of Columbia), a domestic partnership as defined in Section 7701(a) of the Code, an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who control all substantial decisions of the trust. A Non-U.S. Holder is a beneficial owner of Exchange Notes other than a U.S. Holder. In the case of a Holder of Exchange Notes that is a domestic partnership within the meaning of Section 7701(a)(30)(B) of the Code, each partner generally will take into account its allocable share of income or loss from the Exchange Notes, under the rules of U.S. federal income taxation applicable to such partner, and taking into account the activities of the partnership and the partner.

U.S. Holders

Stated Interest/Original Issue Discount

   U.S. Holders of Exchange Notes generally will include stated interest in gross income in accordance with their methods of accounting for United States federal income tax purposes. As of the date of this prospectus, IGT intends to take the position (which generally will be binding on Holders) that the Outstanding Notes were not issued with original issue discount within the meaning of Section 1273 of the Code. The Internal Revenue Service may or may not agree with this conclusion.

Disposition

   In general, a U.S. Holder of Exchange Notes will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the Exchange Notes measured by the difference between (i) the amount of cash and fair market value of property received (reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as such) and (ii) such Holder's tax basis in the Exchange Notes. Any such gain or loss will generally be capital gain or loss, and will be long-term gain or loss with respect to Exchange Notes held for more than one year. The deductibility of capital losses is subject to limitations.

The Exchange Offers

   The exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offers will not be considered a taxable exchange for federal income tax purposes because the Exchange Notes will not differ materially in kind or extent from the Outstanding Notes and because the exchange will occur by operation of the terms of the Outstanding Notes. Accordingly, such exchange will have no federal income tax consequences to Holders of the Outstanding Notes. A Holder's adjusted tax basis and holding period in an Exchange Note will be the same as such Holder's adjusted tax basis and holding period, respectively, in the Outstanding Notes exchanged therefor.

   Holders considering the exchange of Outstanding Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under state, local and foreign income tax and other tax law.

Non-U.S. Holders

   Under present United States federal income tax law, assuming certain certification requirements are satisfied (which generally can be satisfied by providing Internal Revenue Form W-8 or substantially similar form, identifying the beneficial owner of the instrument as a foreign person and disclosing the Non-U.S. Holder's name and address), and subject to the discussion of backup withholding below:

     (a) payments of interest on the Exchange Notes to any Non-U.S. Holder will not be subject to United States federal income tax or withholding tax, provided that (1) the Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of IGT entitled to vote, (2) the Holder is not (i) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) a controlled foreign corporation that is related to IGT through stock ownership, and (3) such interest payments are not effectively connected with the conduct of a United States trade or business of the Holder; and

     (b) a Holder of Exchange Notes who is a Non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange, or other disposition of Exchange Notes, unless (1) such Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met, or (2) the gain is effectively connected with the conduct of a United States trade or business of the Holder.

   If an Non-U.S. Holder fails to satisfy the requirements described in (a) above, interest on the Exchange Notes generally will be subject to United States withholding tax at a 30% rate unless (i) an applicable income tax treaty provides for the reduction or elimination of such withholding tax or (ii) such interest is considered to be effectively connected with a United States trade or business conducted by such holder.

   If interest on the Exchange Notes or gain realized on the disposition of the Exchange Notes is effectively connected with a Non-U.S. Holder's conduct of a United States trade or business, the Non-U.S. Holder generally will be subject to United States federal income tax (and generally not United States withholding tax) on such interest or gain as if it were a U.S. Holder. If such Non-U.S. Holder is a foreign corporation, such foreign corporation's earnings and profits attributable to such effectively connected income (and subject to certain adjustments) may, in certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or if applicable, a lower treaty rate.

Information Reporting and Backup Withholding

   IGT will, where required, report to the Holders of Exchange Notes and the Internal Revenue Service the amounts of any interest paid on the Exchange Notes in each calendar year and the amounts of federal tax withheld, if any, with respect to such payments. A noncorporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of principal and interest made on Exchange Notes, or on proceeds of the disposition of Exchange Notes before maturity, unless such U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

   Under temporary United States Treasury regulations, United States information reporting requirements and backup withholding tax will generally not apply to interest paid on the Exchange Notes to a Non-U.S. Holder at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of the Exchange Notes are subject to both backup withholding at a rate of 31% and information reporting unless the Holder certifies its Non-U.S. Holder status under penalties of perjury and provides its name and address or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to payments of the proceeds of sales of the Exchange Notes by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence it its records that the Holder is a Non-U.S. Holder and certain other conditions are met, or the Holder otherwise establishes an exemption.

   On October 6, 1997, the United States Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to Non-U.S. Holders after December 31, 2000. The new Treasury regulations may alter certain of the rules set forth above. Prospective investors should consult their tax advisors concerning the effect, if any, of such new Treasury regulations on an investment in the Exchange Notes.

   Any amount withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account in the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, by in connection with resales of Exchange Notes received in exchange for Outstanding Notes where the Outstanding Notes were acquired as a result of market-making activities or other trading activities. IGT has agreed that for a period of 180 days after closing of the Exchange Offers, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any the resale.

  IGT will not receive any proceeds from any sale of Exchange Notes by any broker-dealer. Exchange Notes received by broker-dealers for their own account in the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer and/or the purchasers of the Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offers and any broker or dealer that participates in a distribution of the Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of Exchange Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after closing of the Exchange Offers, IGT will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. IGT has agreed to pay all expenses incident to IGT's performance of, or compliance with, the registration rights agreement and all expenses incident to the Exchange Offers, including the expenses of one counsel for the holders of the Outstanding Notes but excluding commissions or concessions of any brokers or dealers, and will indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

  IGT has not entered into any arrangements or understanding with any person to distribute the Exchange Notes to be received in the Exchange Offers.

                       WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by us at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov."

   If IGT is not subject to the informational requirements of the Exchange Act, IGT will also provide to any prospective purchaser of the Exchange Notes or beneficial owner of the Exchange Notes in connection with any sale thereof reports and other information required by Rule 144A(d)(4) under the Securities Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

   This prospectus hereby incorporates by reference the following documents previously filed with the SEC:

   o IGT's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

   o IGT's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 2, 1999 and April 3, 1999;

   o IGT's Current Reports on Form 8-K dated December 23, 1998, March 10, 1999, April 29, 1999, April 30, 1999 and July 22, 1999; and

   o IGT's Proxy Statement dated January 15, 1999.

   All documents filed by IGT pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Exchange Notes shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing thereof.

   Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. IGT will provide without charge to each person to whom a copy of this prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to International Game Technology, 9295 Prototype Drive, Reno, Nevada, 89511,
Attention: Secretary (telephone (775) 448-7777).

                                  LEGAL MATTERS

   Brian McKay, who is our Senior Vice President, General Counsel and Secretary, and O'Melveny & Myers LLP, San Francisco, California, will pass on the validity of the Exchange Notes. As of April 3, 1999, Brian McKay owned 50,000 shares of IGT common stock.

                                     EXPERTS

   The financial statements and the related financial statement schedule incorporated in this prospectus by reference from IGT's Annual Report on Form 10-K for the year ended September 30, 1998, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

===================================================================


                          $1,000,000,000


                   International Game Technology

                         Offer to Exchange
           All Outstanding 7.875% Senior Notes due 2004
             For 7.875% Series B Senior Notes due 2004

                                and

           All Outstanding 8.375% Senior Notes due 2009
             For 8.375% Series B Senior Notes due 2009


                              [LOGO]


                         ----------------


                            PROSPECTUS

                         __________, 1999

                         ----------------





===================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  Indemnification of Directors and Officers.

      Subsection 1 of Section 78.7502 of the Nevada General Corporation Law (the "Nevada Law") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.


      Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the Nevada Law provides that the indemnification provided for by Section 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 of the Nevada Law empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 78.7502.

      Section 4.10 of the Bylaws of the Registrant provides for indemnification of its officers and directors, substantially identical in scope to that permitted under the above Sections of the Nevada Law. The Bylaws provide, pursuant to Subsection 2 of Section 78.751, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil or criminal, must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified by the corporation. The Registrant also enters into indemnification agreements consistent with Nevada law with certain of its directors and officers.


ITEM 21.  Exhibits and Financial Statement Schedules.

      The following exhibit is part of this amendment and is numbered in accordance with Item 601 of Regulation S-K.

ITEM 22.  Undertakings

      (a)  International Game Technology hereby undertakes:

           (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

           (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (e) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act or 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (f)

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii)to  include any  material  information  with respect to the
      plan  of  distribution  not  previously   disclosed  in  the  registration
      statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by IGT pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed part of the registration statement as of the time it was declared effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, International Game Technology has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on July 23, 1999.

                                    INTERNATIONAL GAME TECHNOLOGY

                                          By:  /s/Maureen T. Mullarkey
                                               Maureen T. Mullarkey
                                               Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


        Signature                  Title                   Date
--------------------------------------------------------------------------

                          Chief Executive              July 23, 1999
Charles N. Mathewson*     Officer  and   Chairman
Charles N. Mathewson      of   the    Board    of
                          Directors

                          President   and   Chief      July 23, 1999
G. Thomas Baker*          Operating Officer
G. Thomas Baker
                          Chief Financial              July 23, 1999
/s/Maureen T. Mullarkey   Officer     and    Vice
Maureen T. Mullarkey      President,      Finance
                          (principal    financial
                          officer and  accounting
                          officer)

                          Director    and    Vice      July 23, 1999
Albert J. Crosson*        Chairman  of the  Board
Albert J. Crosson         of Directors

                          Director                     July 23, 1999
John J. Russell*
John J. Russell

                          Director                     July 23, 1999
Warren L. Nelson*
Warren L. Nelson

                          Director                     July 23, 1999
Wilbur K. Keating*
Wilbur K. Keating

                          Director                     July 23, 1999
Frederick B. Rentschler*
Frederick B. Rentschler

                          Director                     July 23, 1999
Claudine B. Williams*
Claudine B. Williams

                          Director                     July 23, 1999
Rockwell A. Schnabel*
Rockwell A. Schnabel

*By: /s/Maureen T. Mullarkey
        Attorney-in-fact

                           EXHIBIT INDEX

Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

3.1 Articles of Incorporation of International Game Technology, as amended (incorporated by reference to Exhibit 3.1 to Registrant's Report on Form 10-K for the year ended September 30, 1995).

3.2   Second Restated Code of Bylaws of  International  Game  Technology,  dated
      November   11,  1987   (incorporated   by  reference  to  Exhibit  3.2  to
      Registrant's Report on Form 10-K for the year ended September 30, 1995).

4.1   Note   Agreement  for  the  7.84%  Senior  Notes  due  September  1,  2004
      (incorporated by reference to Exhibit 4.1 to Registrant's Report on Form 10-K for the year ended September 30, 1995).

4.2 Indenture, dated as of May 19, 1999 by and between International Game Technology and The Bank of New York.*

4.3 Registration Rights Agreement, dated as of May 11, 1999, by and among International Game Technology, Salomon Smith Barney Inc., BNY Capital Markets, Inc., Goldman, Sachs & Co., Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.*

5.1 Opinion of O'Melveny & Myers LLP regarding the validity of the Exchange Notes.*

5.2   Opinion  of  Brian  McKay   regarding  the  validity  of  the
      Exchange Notes.*

10.1 Stock Option Plan for Key Employees of International Game Technology, as amended (incorporated by reference to Exhibit
      10.26  to  Registration   Statement  No.  33-12610  filed  by
      Registrant).

10.2 International Game Technology 1993 Stock Option Plan (incorporated by reference to Exhibit A to the Proxy Statement for the 1997 Annual Meeting of Shareholders).

10.3 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to Registrant's Report on Form 10-K for the year ended September 30, 1997).

10.4 Employment Agreement with David P. Hanlon, former Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer and Treasurer dated December 1, 1994 and amendment dated January 1, 1995 (incorporated by reference to Exhibit 10.8 to Registrant's Report on Form 10-K for the year ended September 30, 1996).

10.5 Employment Agreement with Robert A. Bittman, Executive Vice President, Product Development dated March 12, 1996 (incorporated by reference to
      Exhibit 10.9 to Registrant's Report on Form 10-K for the year ended September 30, 1996).

10.6 Form of officers and directors indemnification agreement (incorporated by reference to Exhibit 10.10 to Registrant's Report on Form 10-K for the year ended September 30, 1996).

10.7 Credit Agreement by and among International Game Technology and the Bank of New York, Wells Fargo and other banks, dated May 22, 1997 (incorporated by reference to Exhibit 10.11 to Registrant's Report on Form 10-Q for the quarter ended June 30, 1997).

10.7A Amendment   No.  1  to   Credit   Agreement   by  and   among
      International Game Technology, The Bank of New York, Wells Fargo and other banks, dated August 19, 1997.*

10.7B Amendment   No.  2  to   Credit   Agreement   by  and   among
      International Game Technology, The Bank of New York, Wells Fargo and other banks, dated January 16, 1998.*

10.7C Amendment   No.  3  to   Credit   Agreement   by  and   among
      International Game Technology, The Bank of New York, Wells Fargo and other banks, dated April 20, 1999.*

10.7D Amendment and Restatement of Credit  Agreement by and among  International
      Game Technology, The Bank of New York, Wells Fargo and other banks, dated April 30, 1999.*

10.8 Employment Agreement with G. Thomas Baker, President, Chief Operating Officer dated March 12, 1997 (incorporated by reference to exhibit 10.8 to Registrant's Report on Form 10-K for the year ended September 30, 1997).

10.9 Facility Agreement between I.G.T. (Australia) Pty. Limited and National Australia Bank Limited, dated March 18, 1998; guarantee from International Game Technology to National Australia Bank Limited, dated March 18, 1998 (incorporated by reference to Exhibit 10.9 to Registrant's Report on Form 10-Q for the quarter ended March 31, 1998).

10.10 Joint Venture Agreement, dated December 3, 1996 by and between International Game Technology and Anchor Games, a d.b.a. of Anchor Coin. (incorporated by reference to Exhibit 10.10 to Registrant's Report on Form 10-K for the year ended September 30, 1998).

10.11 IGT Profit Sharing Plan (As Amended and Restated Effective as of December 31, 1998) (incorporated by reference to Exhibit 10.11 to Registrant's Report on Form 10-Q for the quarter ended April 3, 1999).

11 Computation of Earnings Per Share (incorporated by reference to Exhibit 11 to Registrant's Report on Form 10-K for the year ended September 30, 1998. The information required by this item for the quarters ended January 2, 1999 and April 3, 1999 is included in the notes to the financial statements which are incorporated by reference in this registration statement).

12    Computation  of  Unaudited  Pro Forma  Ratios of  Earnings to
      Fixed Charges.*

21 Subsidiaries (incorporated by reference to Exhibit 21 to Registrant's Report on Form 10-K for the year ended September 30, 1998).

23.1  Consent of Deloitte & Touche LLP.*

23.2  Consent of O'Melveny & Myers LLP (included in Exhibit 5.1 hereto)

23.3  Consent of Brian McKay (included in Exhibit 5.2 hereto)

24    Power of Attorney (included on the signature page hereof).

25.1  Form T-1, Statement of Eligibility of Trustee.*

25.2  Form T-1, Statement of Eligibility of Trustee.*

99.1 Form of Letter of Transmittal for Outstanding Senior Notes due 2004.*

99.2  Form of Notice of Guaranteed  Delivery for Outstanding Senior
      Notes due 2004.*

99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees for Outstanding Senior Notes due 2004.*

99.4  Form of Letter to Clients for  Outstanding  Senior  Notes due
      2004.*

99.5 Form of Letter of Transmittal for Outstanding Senior Notes due 2009.*

99.6  Form of Notice of Guaranteed  Delivery for Outstanding Senior
      Notes due 2009.*

99.7 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees for Outstanding Senior Notes due 2009.*

99.8  Form of Letter to Clients for  Outstanding  Senior  Notes due
      2009.*

----------------

* Previously filed